CREDIT FACILITIES
                                  AND
                        REIMBURSEMENT AGREEMENT



                             by and among



                           PROFFITT'S, INC.,

                             as Borrower,



              The Lenders from time to time party hereto



                                  and



              NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION,

                               as Agent







                           October 11, 1996

                           TABLE OF CONTENTS

                                                                   Page

                               ARTICLE I
                         Definitions and Terms

1.01  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.02  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . 22
1.03  Terms Consistent . . . . . . . . . . . . . . . . . . . . . . . 22

                              ARTICLE II
                               The Loans
2.01  Revolving Credit Loans . . . . . . . . . . . . . . . . . . . . 23
2.02  Swing Line . . . . . . . . . . . . . . . . . . . . . . . . . . 25
2.03  Payment of Interest. . . . . . . . . . . . . . . . . . . . . . 26
2.04  Payment of Principal . . . . . . . . . . . . . . . . . . . . . 27
2.05  Non-Conforming Payments. . . . . . . . . . . . . . . . . . . . 27
2.06  Borrower's Account . . . . . . . . . . . . . . . . . . . . . . 28
2.07  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
2.08  Pro Rata Payments. . . . . . . . . . . . . . . . . . . . . . . 28
2.09  Reductions . . . . . . . . . . . . . . . . . . . . . . . . . . 28
2.10  Increase and Decrease in Amounts . . . . . . . . . . . . . . . 29
2.11  Conversions and Elections of Subsequent Interest Periods . . . 29
2.12  Fees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
2.13  Deficiency Advances. . . . . . . . . . . . . . . . . . . . . . 30
2.14  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 30
2.15  Extension of Revolving Credit Termination Date . . . . . . . . 30
2.16  Additional Fees. . . . . . . . . . . . . . . . . . . . . . . . 31

                              ARTICLE III
                           Letters of Credit

3.01  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . 31
3.02  Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . 31
3.03  Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . 34
3.04  Administrative Fees. . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE IV
                    Yield Protection and Illegality

4.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . . 35
4.02  Suspension of Loans. . . . . . . . . . . . . . . . . . . . . . 36
4.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . 37
4.04  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . 37
4.05  Alternate Interest Rate.   . . . . . . . . . . . . . . . . . . 37
4.06  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

                              ARTICLE V
       Conditions to Making Loans and IssuingLetters of Credit

5.01  Conditions of Initial Advance and Issuance of Letters of Credit39
5.02  Conditions of Loans. . . . . . . . . . . . . . . . . . . . . . 42

                             ARTICLE VI
                   Representations and Warranties

6.01  Representations and Warranties . . . . . . . . . . . . . . . . 43

                             ARTICLE VII
                        Affirmative Covenants

7.01  Financial Reports, etc.. . . . . . . . . . . . . . . . . . . . 49
7.02  Maintain Properties. . . . . . . . . . . . . . . . . . . . . . 51
7.03  Existence, Qualification, etc. . . . . . . . . . . . . . . . . 51
7.04  Regulations and Taxes. . . . . . . . . . . . . . . . . . . . . 51
7.05  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
7.06  True Books . . . . . . . . . . . . . . . . . . . . . . . . . . 52
7.07  Pay Indebtedness to Lenders and Perform Other Covenants. . . . 52
7.08  Right of Inspection. . . . . . . . . . . . . . . . . . . . . . 52
7.09  Observe All Laws . . . . . . . . . . . . . . . . . . . . . . . 52
7.10  Covenants Extending to Subsidiaries. . . . . . . . . . . . . . 52
7.11  Officer's Knowledge of Default . . . . . . . . . . . . . . . . 52
7.12  Suits or Other Proceedings . . . . . . . . . . . . . . . . . . 52
7.13  Notice of Discharge of Hazardous Material or Environmental
      Complaint. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
7.14  Environmental Compliance . . . . . . . . . . . . . . . . . . . 53
7.15  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 53
7.16  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 53
7.17  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . 53
7.18  Continued Operations . . . . . . . . . . . . . . . . . . . . . 54
7.19  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 54
7.20  New Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 54

                            ARTICLE VIII
                         Negative Covenants

8.01  Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . 55
8.02  Consolidated Senior Indebtedness to Consolidated Capitalization55
8.03  Consolidated Fixed Charge Ratio. . . . . . . . . . . . . . . . 55
8.04  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . 56
8.05  Consolidated Funded Indebtedness to EBITDA . . . . . . . . . . 56
8.06  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . 56
8.07  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
8.08  Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . 59
8.09  Investments; Acquisitions. . . . . . . . . . . . . . . . . . . 59
8.10  Merger or Consolidation. . . . . . . . . . . . . . . . . . . . 59
8.11  Transactions with Affiliates . . . . . . . . . . . . . . . . . 60
8.12  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . 60
8.13  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . 61
8.14  Dissolution, etc.. . . . . . . . . . . . . . . . . . . . . . . 61
8.15  Rate Hedging Obligations . . . . . . . . . . . . . . . . . . . 61
8.16  Negative Pledge Clauses. . . . . . . . . . . . . . . . . . . . 61

                             ARTICLE IX
                 Events of Default and Acceleration

9.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . 61
9.02  Agent to Act . . . . . . . . . . . . . . . . . . . . . . . . . 65
9.03  Cumulative Rights. . . . . . . . . . . . . . . . . . . . . . . 65
9.04  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
9.05  Allocation of Proceeds . . . . . . . . . . . . . . . . . . . . 65

                              ARTICLE X
                              The Agent

10.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . 66
10.02  Attorneys-in-fact . . . . . . . . . . . . . . . . . . . . . . 66
10.03  Limitation on Liability . . . . . . . . . . . . . . . . . . . 66
10.04  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . 67
10.05  Notice of Default . . . . . . . . . . . . . . . . . . . . . . 67
10.06  No Representations. . . . . . . . . . . . . . . . . . . . . . 67
10.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 68
10.08  Lender. . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
10.09  Resignation . . . . . . . . . . . . . . . . . . . . . . . . . 68
10.10  Sharing of Payments, etc. . . . . . . . . . . . . . . . . . . 69

                             ARTICLE XI
                           Miscellaneous

11.01  Assignments and Participations69
11.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
11.03  Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
11.04  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 73
11.05  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 74
11.06  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . 74
11.07  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 75
11.08  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 75
11.09  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 75
11.10  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 76
11.11  Headings and References . . . . . . . . . . . . . . . . . . . 77
11.12  Severability. . . . . . . . . . . . . . . . . . . . . . . . . 77
11.13  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 77
11.14  Agreement Controls. . . . . . . . . . . . . . . . . . . . . . 77
11.15  Usury Savings Clause. . . . . . . . . . . . . . . . . . . . . 77
11.16  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 78
11.17  Status of Debt. . . . . . . . . . . . . . . . . . . . . . . . 78
11.18  Simultaneous Closings . . . . . . . . . . . . . . . . . . . . 78
11.19  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . 78

EXHIBIT A     Revolving Credit Commitments . . . . . . . . . . . . .A-1
EXHIBIT B     Form of Assignment and Acceptance. . . . . . . . . . .B-1
EXHIBIT C     Notice of Appointment (or Revocation) of Authorized
              Representative . . . . . . . . . . . . . . . . . . . .C-1
EXHIBIT D     Form of Borrowing Notice--Revolving Credit Loans . . .D-1
EXHIBIT E     Form of Guaranty Agreement . . . . . . . . . . . . . .E-1
EXHIBIT F     Form of Revolving Credit Notes . . . . . . . . . . . .F-1
EXHIBIT G     Form of Swing Line Note. . . . . . . . . . . . . . . .G-1
EXHIBIT H     Interest Rate Selection Notice . . . . . . . . . . . .H-1
EXHIBIT I     Form of Opinion of Counsel to the Borrower and
              Counsel to the Guarantors. . . . . . . . . . . . . . .I-1
EXHIBIT J     Compliance Certificate . . . . . . . . . . . . . . . .J-1
EXHIBIT K     Borrowing Base Certificate . . . . . . . . . . . . . .K-1
EXHIBIT L     Upfront Fees . . . . . . . . . . . . . . . . . . . . .L-1

Schedule 6.01(d)        Subsidiaries and Investments
Schedule 6.01(f)        Contingent Liabilities
Schedule 6.01(g)        Liens
Schedule 6.01(h)        Tax Matters
Schedule 6.01(j)        Litigation
Schedule 6.01(m)        Patents
Schedule 6.01(o)        Consents
Schedule 7.05           Insurance
Schedule 8.06           Indebtedness


             CREDIT FACILITIES AND REIMBURSEMENT AGREEMENT


  THIS CREDIT FACILITIES AND REIMBURSEMENT AGREEMENT, dated as of
October 11, 1996 (the "Agreement"), is made by and among:

  PROFFITT'S, INC., a Tennessee corporation having a principal place of business in Alcoa, Tennessee (the "Borrower"); and

  Each lender executing and delivering a signature page hereto and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.01 hereof (hereinafter such lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

  NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America ("NationsBank"), in its capacity as agent for the Lenders (in such capacity, the "Agent");

                         W I T N E S S E T H:

  WHEREAS, the Borrower has requested that the Lenders amend and restate the Credit Facilities and Reimbursement Agreement dated as of March 31, 1994 among the Borrower, the Agent and the Lenders party thereto ("the 1994 Credit Agreement") and make available to the Borrower a revolving credit facility in the maximum aggregate principal amount at any time outstanding of $275,000,000, which shall include (i) a standby letter of credit facility of up to $15,000,000 and (ii) a swing line facility of up to $20,000,000, the proceeds of such loans to be used to finance general corporate purposes and the purchase of the common shares of Parisian, Inc.; and

  WHEREAS, the Lenders are willing to amend and restate the 1994 Credit Agreement and to make all such facilities available to the Borrower upon the terms and conditions set forth herein;

  NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree to amend and restate the 1994 Credit Agreement as follows:

                               ARTICLE I

                         Definitions and Terms

  1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

       "Acquisition" means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or all or substantially all of a line or lines of business conducted by or a division of such Person;

       "Advance" means any borrowing under (i) the Revolving Credit Facility consisting of a Base Rate Loan or a Eurodollar Loan, as the case may be, or (ii) the Swing Line consisting of a Swing Line Loan;

       "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower; (ii) which beneficially owns or holds 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of the Borrower; or (iii) 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, by contract or otherwise;

       "Applicable Commitment Percentage" means, at any time for each Lender with respect to the Revolving Credit Facility (including its Participations and its obligations hereunder to NationsBank to acquire Participations), a fraction (expressed as a percentage), (A) the numerator of which shall be the amount of such Lender's Revolving Credit Commitment at such date of determination (which Revolving Credit Commitment for each Lender as of the Closing Date is set forth in Exhibit A attached hereto and incorporated herein by reference), and (B) the denominator of which shall be the Total Revolving Credit Commitment at such date of determination; provided that each Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.01 hereof;

       "Applicable Interest Addition" means for each Eurodollar Loan that percent per annum set forth below, which shall be (i) determined as of each Determination Date based upon the computations set forth in the compliance certificates furnished to the Agent pursuant to Sections 5.01(a)(x), 7.01(a)(ii) or 7.01(b)(ii) hereof as of such Determination Date and for the period then ended, subject to review and approval of such computations by the Agent, and furnished to the Agent not later than the time set forth in Sections 5.01, 7.01(a) or
  (b) hereof, as applicable (the "Compliance Date") and (ii) applicable to all Eurodollar Loans existing on and after the most recent Compliance Date, based upon the ratio of (X) Consolidated Funded Indebtedness as at the applicable Determination Date to (Y) Consolidated EBITDA for the Four-Quarter Period of the Borrower ended at the applicable Determination Date, as specified below:

  Consolidated Funded Indebtedness/                       Applicable
  Consolidated EBITDA Ratio                          Interest Addition
       (Eurodollar Spread)

  Greater than 3.50 to 1.00                                   1.375%

  Greater than 2.75 to 1.00 and                               1.125%
  less than or equal to 3.50 to 1.00

  Greater than 2.00 to 1.00 and                                .875%
  less than or equal to 2.75 to 1.00

  Greater than 1.00 to 1.00 and                                .750%
  less than or equal to 2.00 to 1.00

  Less than or equal to 1.00 to 1.00                           .500%

    An adjustment (either an increase or decrease) to the Applicable Interest Addition will not occur unless the ratio determined on the Determination Date for the fiscal quarter then ended and the ratio determined on the immediately preceding Determination Date each would
    result in an increase in the Applicable Interest Margin or each would result in a decrease in the Applicable Interest Addition, as applicable. In the event that the Applicable Interest Additions that
    would have been determined on each of such two Determination Dates but for the immediately preceding sentence are different, the Applicable Interest Addition which represents the lesser change from the prior Applicable Interest Addition shall be the Applicable Interest
Addition
    which is effective. The initial Applicable Interest Addition to be in effect as of the Closing Date and at all times thereafter until the
    first Compliance Date to occur after the Closing Date shall be 1.125%.

       "Applicable Unused Fee" means at any time that percent per annum set forth below, which shall be (i) determined as of each Determination Date based upon the computations set forth in the compliance certificates furnished to the Agent pursuant to Sections 5.01(a)(x), 7.01(a)(ii) or 7.01(b)(ii) hereof as of such Determination Date and for the period then ended, subject to review and approval of such computations by the Agent, and furnished to the Agent not later than the time set forth in Sections 5.01, 7.01(a) or
    (b) hereof, as applicable (the "Compliance Date") and (ii) applicable at all times on and after the most recent Compliance Date until the immediately following Compliance Date, based upon the ratio of (X) Consolidated Funded Indebtedness as at the applicable Determination Date to (Y) Consolidated EBITDA for the Four-Quarter Period of the Borrower ended at the applicable Determination Date, as specified below:

  Consolidated Funded Indebtedness/                       Applicable
  Consolidated EBITDA Ratio                               Unused Fee

  Greater than 3.50 to 1.00                                    .30%

  Greater than 2.00 to 1.00 and                                .25%
  less than or equal to 3.50 to 1.00

  Greater than 1.00 to 1.00 and                                .20%
  less than or equal to 2.00 to 1.00

  Less or equal to 1.00 to 1.00                                .15%

  An adjustment (either an increase or a decrease) to the Applicable Unused Fee will not occur unless the ratio determined on the Determination Date for the fiscal quarter then ended and the ratio determined on the immediately preceding Determination Date each would result in an increase in the Applicable Unused Fee or each would result in a decrease in the Applicable Unused Fee, as applicable. In the event that the Applicable Unused Fees that would have been determined on each of such two Determination Dates but for the immediately preceding sentence are different, the Applicable Unused Fee which represents the lesser change from the prior Applicable Unused Fee shall be the Applicable Unused Fee which is effective. The initial Applicable Unused Fee to be in effect as of the Closing Date and at all times thereafter until the first Compliance Date to occur after the Closing Date shall be .25%.

       "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit executed by the Borrower from time to time and delivered to NationsBank to support the issuance of Letters of Credit;

       "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B attached hereto and incorporated herein by reference (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 11.01;

       "Authorized Representative" means any of the Chairman, Vice Chairmen, President, Executive Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or chief financial officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C and incorporated herein by reference;

       "Base Rate" means, for any Base Rate Loan, the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (1/2%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal
  Funds Effective Rate giving rise thereto;

       "Base Rate Loan" means any Loan for which the rate of interest is determined by reference to the Base Rate;

       "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

       "Borrower's Account" means demand deposit account number
125-281-4250
  with the Agent, or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the
Agent;

       "Borrowing Base" means, at any date of determination, an amount determined pursuant to the following formula:


  Borrowing  =   (Eligible Inventory - Commercial L/Cs)   x     Borrowing
     Base                                                      Base Factor

       "Borrowing Base Certificate" has the meaning assigned to such term in Section 7.01(d) hereof;

       "Borrowing Base Factor" means 60% through Fiscal Year 1996 and 55% thereafter;

       "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility, in the form attached hereto as Exhibit D and incorporated herein by reference;

       "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the State of Texas are authorized or obligated by law, executive order or governmental decree to be closed;

       "Capital Expenditures" means for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during that period that are for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to Section 7.01(a) or (b) hereof, plus (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 7.01(a) hereof), plus (iii) all Costs of Acquisition, all of the foregoing in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; provided, however, there shall be excluded from the determination of Capital Expenditures the Costs of Acquisition incurred in connection with the Parisian Acquisition and any Permitted Acquisition;

       "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting
    Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof;

       "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.01 hereof have been satisfied;

       "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

       "Commercial L/Cs" means, at any date of determination, the aggregated stated amount of outstanding commercial or documentary letters of credit issued for the benefit of any Person and for the account of the Borrower or any Subsidiary to the extent that such letters of credit were issued in connection with the purchase of inventory by the Borrower or such Subsidiary and such inventory is determined to be an asset thereof and included as such on its books and records;

       "Common Stock" means the common stock, par value $.10 per share, of the Borrower;

       "Compliance Date" has the meaning assigned to such term in the definition of "Applicable Interest Addition" in Section 1.01 hereof;

       "Confidential Information" means information that is furnished to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries on a confidential basis in connection with the Letter of Credit Facility, the Revolving Credit Facility, the Swing Line, the Loan Documents or any of the transactions contemplated thereby, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by the Agent or such Lender of its confidentiality obligations hereunder or otherwise), (b) was available to the Agent or any Lender on a nonconfidential basis prior to its disclosure to the Agent or such Lender by the Borrower or any of its Subsidiaries, or (c) is or becomes available to the Agent or any Lender on a nonconfidential basis from a source that is not, to the best of the Agent's or such Lender's knowledge, as the case may be, bound by a confidentiality arrangement with the Borrower or any of its Subsidiaries in respect of such information or otherwise prohibited from disclosing such information;

       "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.01(f)(i) hereof;

       "Consolidated Capitalization" means, at any time at which the amount thereof is to be determined, the sum of Consolidated Funded Indebtedness plus Consolidated Shareholders' Equity;

       "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) taxes on income, plus (iv) amortization, plus (v) depreciation, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; provided however, at all times until a Four-Quarter Period wholly occurs after the Closing Date, Consolidated EBITDA shall be calculated giving pro forma effect to the Parisian Acquisition for the Four-Quarter Period ending on or most recently prior to the date of computation; provided further, that certain one-time extraordinary charges incurred by the Borrower as a result of the Parisian Acquisition and the Acquisition by the Borrower of all the capital stock of Younkers, Inc. pursuant to that certain Agreement and Plan of Merger among the Borrower, Baltic Merger Corporation and Younkers, Inc. dated as of October 22, 1995 shall be excluded from the computation of Consolidated EBITDA;

       "Consolidated Financing Charges" means those charges owed and allocated to third parties with respect to accounts receivable securitizations transacted in the ordinary course of business and consistent with past practice;

       "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated EBITDA plus Consolidated Financing Charges plus, to the extent deducted in arriving at Consolidated EBITDA, lease, rental and all other payments made in respect of or in connection with operating leases, to (b) Consolidated Fixed Charges during such Four-Quarter Period;

       "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries, for the periods indicated, the sum of, without duplication, (i) Consolidated Interest Expense, plus (ii) to the extent deducted in arriving at Consolidated EBITDA, lease, rental and all other payments made in respect of or in connection with operating leases, plus (iii) current maturities of Consolidated Funded Indebtedness, plus (iv) all dividends and other distributions (other than distributions in the form of any stock (including without limitation capital stock of the Borrower), security, note or other instrument) paid during such period (regardless of when declared) on any shares of capital stock of the Borrower then outstanding, including without limitation its Common Stock and its Preferred Stock, plus (v) Consolidated Financing Charges, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Funded Indebtedness" means, at any time as of which the amount thereof is to be determined, all indebtedness in respect of money borrowed of the Borrower and its Subsidiaries, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements and all current maturities and borrowings under short term loans) plus the face amount of all issued and outstanding standby letters of credit and all obligations (to the extent not duplicative) arising under such letters of credit, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including interest income from investments), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, and net gains on the collection of proceeds of life insurance policies, which net gains in the aggregate during any Four-Quarter Period exceed $200,000, (ii) any write-up of any asset, and
    (iii) any other net gain or credit of an extraordinary nature, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Net Worth" means at any time as of which the amount thereof is to be determined, Consolidated Shareholders' Equity minus the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation, all as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Shareholders' Equity" means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and any upward adjustment after the Closing Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment) minus (iv) the book value of any treasury stock and the book value of any stock subscription receivables, all as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Senior Indebtedness" means at any time as of which the amount thereof is to be determined, the difference of all Consolidated Funded Indebtedness then outstanding, including without limitation any Loans, minus the aggregate principal amount of any Consolidated Funded Indebtedness then outstanding subordinate in terms acceptable to the Agent and the Required Lenders of payment and available remedy to the Loans and the terms and conditions set forth herein, including without limitation Consolidated Subordinated Debt;

       "Consolidated Subordinated Debt" means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries determined on a consolidated basis: (i) the Convertible Subordinated Debentures,
    (ii) the Junior Subordinated Debentures, (iii) the Parisian Senior Subordinated Notes and (iv) all other Consolidated Funded Indebtedness which is by its terms subordinate in all respects to the Loans as required by, and in substance acceptable to, the Agent;

       "Contingent Obligation" of any Person means (i) all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accord-ance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, (ii) all reimbursement obligations of such Person with respect to any letter of credit and all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

            (a) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

            (b) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or
       (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

            (c) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

            (d) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

            (e) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

    with respect to Contingent Obligations (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability;

       "Convertible Subordinated Debentures" means the 4 3/4% Convertible Subordinated Debentures Due 2003 of the Borrower in the aggregate principal amount of $86,250,000 issued pursuant to that certain Indenture dated as of October 26, 1993, between the Borrower and Union Planters National Bank, as trustee (the "Convertible Subordinated Debentures Indenture");

       "Cost of Acquisition" means, as at the date of entering into any agreement to acquire any Person, the sum of the following: (i) the value of the capital stock or warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) any cash or other property (excluding property described in clause (i)) or the unpaid principal amount of any debt instrument given as consideration, and (iii) any Indebtedness or liabilities assumed by the Borrower or its Subsidiaries in connection with such acquisition;

       "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

       "Determination Date" means the last day of each fiscal quarterly period of the Borrower;

       "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

       "Eligible Inventory" means, at any date of determination, the aggregate book value of all Inventory of the Borrower and its Subsidiaries which is usable and saleable (excluding from Eligible Inventory, without limitation, all raw materials and all work-in-process), less (to the extent otherwise included in Eligible Inventory) any goods in transit to third parties (other than the agents or warehouses of the Borrower and its Subsidiaries), goods held on consignment by any third party, business applications software (not to include such software as networking, communications and operating system software) and less any reserves required by Generally Accepted Accounting Principles for obsolete inventory, market value declines, bill and hold (deferred shipment) sales and goods returned or rejected;

       "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

            (a)  Government Securities;

            (b) the following debt securities of the following agencies or instrumentalities of the United States of America if at all times the full faith and credit of the United States of America is pledged to the full and timely payment of all interest and principal thereof:

                 (i) all direct or fully guaranteed obligations of the United States Treasury; and

                 (ii) mortgage-backed securities and participation
            certificates guaranteed by the Government National Mortgage Association;

            (c) the following obligations of the following agencies or instrumentalities of or corporations established by the United States of America:

                 (i) participation certificates and debt obligations of the Federal Home Loan Mortgage Corporation;

                 (ii) consolidated debt obligations, and obligations
            secured by a letter of credit, of the Federal Home Loan
            Banks; and

                 (iii)     debt obligations and mortgage-backed
            securities of the Federal National Mortgage Association which have not had the interest portion thereof severed therefrom;

            (d) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

            (e) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and being rated A-3 or better by S&P or A or better by Moody's;

            (f)  Repurchase Agreements;

            (g)  Pre-Refunded Municipal Obligations;

            (h) shares of mutual funds which invest in obligations described in paragraphs (a) through (g) above, the shares of which mutual funds are at all times rated "AAA" by S&P; and

            (i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's.

    Obligations listed in paragraphs (a), (b) and (c) above which are in book-entry form must be held in a trust account with the Federal Reserve Bank or with a clearing corporation or chain of clearing corporations which has an account with the Federal Reserve Bank;

       "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Underground Storage Tank Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material or any storage tank;

       "ERISA" means, at any date, the Employee Retirement Income
    Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

       "Eurodollar Base Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Base Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates;

       "Eurodollar Business Day" means a domestic Business Day and one on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement (including without limitation dealings in U.S. Dollar deposits) in London, England, New York, New York and Atlanta, Georgia;

       "Eurodollar Loan" means a Revolving Credit Loan for which the rate of interest is determined by reference to the Eurodollar Rate;

       "Eurodollar Rate" means, for the Interest Period for any Eurodollar Loan, the rate of interest per annum determined pursuant to the following formula:

                                                       Applicable
   Eurodollar     =      Eurodollar Base Rate   +       Interest     Rate
       1 - Reserve Requirement       Addition

       "Event of Default" means any of the occurrences set forth as such in Section 9.01 hereof;

       "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

       "Fiscal Year" means the 52-week or 53-week period of the Borrower ending on the Saturday of each calendar year closest (whether before or after) to January 31;

       "Fiscal Year End" means the last day of a Fiscal Year and "Fiscal Year End" followed by a numerical year means the last day of the Fiscal Year beginning in such calendar year;

       "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign national or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any pension, retirement, healthcare, death, disability or other employee benefit plan;

       "Four-Quarter Period" means a period of four full consecutive quarter annual periods, taken together as one accounting period, and in the event any such quarter annual period occurs prior to the effective date of the Parisian Acquisition, or is the period in which such effective date occurs (each a "Pre-Acquisition Period"), all financial statements, data, computations and determinations for such Four-Quarter Period shall be made on a pro forma basis for each Pre-Acquisition Period giving effect to the Parisian Acquisition for all prior periods;

       "GAAP" or "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended, subject to compliance at all times with Section 1.02 hereof;

       "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America;

       "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality;

       "Guarantors" means, collectively, (i) each Subsidiary existing on the Closing Date, other than a Securitization Subsidiary, and (ii) any other Person who shall become a Subsidiary, other than a Securitization Subsidiary, after the Closing Date and shall execute and deliver to the Agent a Guaranty as provided in Section 7.20 hereof;

       "Guaranty" means each Guaranty Agreement of a Guarantor (whether delivered now or hereafter in accordance with Section 7.20 hereof individually or jointly and severally with other Guarantors) in favor of the Agent guaranteeing in whole or in part the payment of Obligations, substantially in the form of Exhibit E attached hereto and incorporated herein by reference, as the same may be amended, modified or supplemented;

       "Hazardous Material" means and includes any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including petroleum products, asbestos-containing materials and lead), the management, generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law;

       "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, all Rate Hedging Obligations, that portion of obligations with respect to Capital Leases and other items which in accordance with Generally Accepted Accounting Principles is classified as a liability on a balance sheet; but excluding all accounts payable and accruals, in each case in the ordinary course of business and only so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include surplus and retained earnings, minority interest in Subsidiaries, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations;

       "Indebtedness for Money Borrowed" means for any Person all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements);

       "Interest Period" for each Eurodollar Loan means a period commencing on the date such Eurodollar Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Eurodollar Business Days prior to the beginning of such Interest Period; provided, that,

            (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Eurodollar Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan;

            (ii) if an Interest Period for a Eurodollar Loan would end on a day which is not a Eurodollar Business Day such Interest Period shall be extended to the next Eurodollar Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day);

            (iii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

            (iv) no Interest Period shall extend past the Revolving Credit Termination Date;

            (v)  on any day, with respect to all Revolving Credit
       Loans, there shall be not more than four (4) Interest Periods in effect;

       "Inventory" means and includes any and all goods, merchandise and other personal property wheresoever located and whether now owned or hereafter acquired by the Borrower or its Subsidiaries which is or may at any time be held for sale or lease, or held as raw materials, work-in -process, or supplies or materials used or consumed in the Borrower's or its Subsidiaries' businesses;

       "Junior Subordinated Debentures" means the 7.5% Junior
    Subordinated Debentures Due March 31, 2004 of the Borrower issued in the original aggregate principal amount of $17,500,000;

       "LC Account Agreement" means the LC Account Agreement dated as of the date of the initial issuance of any Letter of Credit hereunder between the Borrower and the Agent, as amended, modified or supplemented from time to time;

       "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

       "Letter of Credit" means a standby letter of credit issued by NationsBank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower;

       "Letter of Credit Commitment" means with respect to each Lender, the obligation of such Lender to acquire Participations up to an aggregate stated amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

       "Letter of Credit Facility" means the facility described in
    Article III hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

       "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

       "Loan" or "Loans" means any of the Revolving Credit Loans or Swing Line Loans;

       "Loan Documents" means this Agreement, the Notes, the Guaranties, Applications and Agreements for Letters of Credit, each Letter of Credit, the LC Account Agreement and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Loans or the Letters of Credit made, issued or created under this Agreement as the same may be amended, modified or supplemented from time to time;

       "Material Adverse Effect" means a material adverse effect on (i) the business, properties, prospects, assets, operations or condition, financial or otherwise, of the Borrower or any Subsidiary or (ii) the ability of the Borrower or any Guarantor to observe and perform the covenants and agreements contained herein or in any other Loan Document or the ability of any Lender to receive the benefit of any remedy provided thereto under any Loan Document;

       "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

       "Net Proceeds" from a disposition of assets (other than assets sold in the ordinary course of business and accounts receivable sold in connection with an accounts receivable securitization transacted in the ordinary course of business and consistent with past practice) or issuance of equity or Indebtedness means cash payments received therefrom as and when received, net of (i) all reasonable legal, accounting, banking, underwriting, title and recording expenses, commissions, discounts and other fees and expenses incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such disposition or issuance and (iii) all amounts necessary to repay Indebtedness for Borrowed Money the repayment of which is secured by such disposed assets;

       "NCMI" means NationsBanc Capital Markets, Inc.;

       "Notes" means, collectively, the Revolving Credit Notes and the Swing Line Note;

       "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations,
  (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

       "Outstandings" means, at any time of determination, the sum of the Revolving Credit Outstandings, Outstanding Letters of Credit and Swing Line Outstandings;

       "Outstanding Letters of Credit" means all undrawn amounts of Letters of Credit plus all Reimbursement Obligations;

       "Parisian" means Parisian, Inc., an Alabama corporation, acquired on the Closing Date by the Borrower as part of the Parisian
  Acquisition and thereafter a Subsidiary;

       "Parisian Acquisition" means the Acquisition by the Borrower of Parisian wherein each issued and outstanding share of Parisian's common shares will be converted into cash and shares of the common stock of Proffitt's, substantially in accordance with the terms and conditions of the Purchase Agreement;

       "Parisian Indenture" means that certain Amended and Restated Indenture dated as of September 12, 1996 among the Borrower, Parisian and AmSouth Bank of Alabama (formerly known as AmSouth Bank, N.A.), trustee;

       "Parisian Senior Subordinated Notes" means the 9.875% Senior Subordinated Notes Due 2003 of Parisian in the aggregate principal amount of $125,000,000 issued pursuant to the Parisian Indenture;

       "Participation" means, with respect to any Lender (other than NationsBank), the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Swing Line Loan made or Letter of Credit issued by NationsBank in accordance with the terms hereof;

       "Permitted Acquisition" means an Acquisition of an entity (whether an asset purchase or equity purchase) or assets beyond the normal course of business effected with the consent and approval of the board of directors or other applicable governing body of such entity or seller of such assets, and with the duly obtained approval of such shareholders or other holders of equity interest as such entity or seller of such assets may be required to obtain, so long as
  (i) immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (ii) substantially all of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from the same or related line or lines of business as then conducted by the Borrower and its Subsidiaries and (iii) if the Cost of Acquisition therefor equals or exceeds $25,000,000, pro forma historical financial statements as of the end of the most recently completed Fiscal Year giving effect to such Acquisition are delivered to the Agent not less than five (5) Business Days prior to the consummation of such Acquisition, together with a certificate of an Authorized Representative demonstrating compliance with the financial covenants set forth in Article VIII hereof after giving effect to such Acquisition;

       "Person" means an individual, partnership, limited partnership, corporation, limited liability corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

       "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity,
  (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants;

       "Prime Rate" means the rate of interest per annum announced publicly by NationsBank as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by NationsBank;

       "Principal Office" means the office of the Agent at NationsBank of Texas National Association, NationsBank Plaza, 901 Main Street, 67th Floor, Dallas, Texas 75202 Attention: Ms. Renitta Cummings, Agency Services , or such other office and address as the Agent may from time to time designate;

       "Purchase Agreement" means that certain Agreement and Plan of Merger by and among Parisian, Casablanca Merger Corp., an Alabama corporation and wholly owned subsidiary of the Borrower, and Borrower dated as of July 8, 1996 setting forth the terms and conditions of the Parisian Acquisition;

       "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

       "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

       "Regulatory Change" means any change in, or the adoption or making of new, United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, whether or not having the force of law, whether or not failure to comply therewith would be unlawful;

       "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse NationsBank and the Lenders to the extent of their respective Participations (including by the receipt by NationsBank of proceeds of Loans pursuant to Section 3.02 hereof) for amounts theretofore paid by NationsBank pursuant to a drawing under such Letter of Credit;

       "Repurchase Agreement" means a repurchase agreement entered into with (i) any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's, or (ii) any Lender;

       "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 51% of the aggregate Credit Exposures of all the Lenders on such date.
  For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal at all times (i) other than following the occurrence and during the continuance of an Event of Default, to its Revolving Credit Commitment, and (ii) following the occurrence and during the continuance of an Event of Default, to the aggregate principal amount of Revolving Credit Loans owing to such Lender plus the amount of such Lender's Applicable Commitment Percentage of Swing Line Outstandings and Outstanding Letters of Credit; provided that, if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan or drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to such Swing Line Outstandings or Outstanding Letters of Credit or both shall be deemed to be held by NationsBank for purposes of this definition;

       "Reserve Requirement" means, for any Eurodollar Loan, the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by the member banks of the Federal Reserve System with respect to Dollar funding in the London interbank market. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include Eurodollar Loans;

       "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to the amount set forth opposite such Lender's name on Exhibit A hereto as the same may be increased or decreased from time to time pursuant to this Agreement;

       "Revolving Credit Facility" means the facility described in
  Section 2.01 hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount equal to (i) the lesser of the Borrowing Base and the Total Revolving Credit Commitment, less (ii) the aggregate principal amount of Swing Line Outstandings and Outstanding Letters of Credit;

       "Revolving Credit Loan" means a Loan made pursuant to the Revolving Credit Facility (but specifically excludes all Swing Line Loans);

       "Revolving Credit Notes" means, collectively, the promissory notes of the Borrower evidencing Revolving Credit Loans executed and delivered to the Lenders as provided in Section 2.07(a) hereof substantially in the form attached hereto as Exhibit F and incorporated herein by reference, with appropriate insertions as to amounts, dates and names of Lenders, as the same shall be amended, modified or supplemented and in effect from time to time;

       "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Revolving Credit Loans then outstanding;

       "Revolving Credit Termination Date" means (i) October 11, 1999 or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 9.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Obligations (including the discharge of all Obligations of NationsBank and the Lenders with respect to Letters of Credit and Participations) or (iv) such later date as the Borrower and the Lenders shall agree in writing pursuant to Section 2.15 hereof;

       "S&P" means Standard & Poor's Corporation, a New York corporation;

       "Securitization Subsidiary" means a special purpose Subsidiary created exclusively for the purpose of and is only engaged in accounts receivable securitizations transacted in the ordinary course of business and consistent with past practice of the Borrower or any Subsidiary for the benefit of the Borrower and its Subsidiaries;

       "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan;

       "Solvent" means, when used with respect to any Person, that at the time of determination:

            (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

            (ii) it is then able and expects to be able to pay its debts as they mature; and

            (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

       "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries at or after the Closing Date, including without limitation Parisian at all times after the Parisian Acquisition;

       "Swap Agreement" means one or more agreements between the Borrower and another Person, on terms mutually acceptable to the Borrower and such Person, which agreements create Rate Hedging
  Obligations;

       "Swing Line" means the revolving line of credit established by NationsBank in favor of the Borrower pursuant to Section 2.02;

       "Swing Line Loans" means Loans made by NationsBank to the Borrower pursuant to Section 2.02;

       "Swing Line Note" means the promissory note of the Borrower evidencing Swing Line Loans executed and delivered to NationsBank substantially in the form attached hereto as Exhibit G and incorporated herein by reference, as the same shall be amended, modified or supplemented and in effect from time to time;

       "Swing Line Outstandings" means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding;

       "Swing Line Termination Date" has the meaning assigned to such term in Section 2.02(g) hereof;

       "Total Letter of Credit Commitment" means an amount equal to $15,000,000;

        "Total Revolving Credit Commitment" means an amount equal to $275,000,000, as reduced from time to time in accordance with Section
2.09;
  the Total Letter of Credit Commitment and the Total Swing Line
Commitment
  are included within, and are not in addition to, the Total Revolving
Credit
  Commitment; and

       "Total Swing Line Commitment" means an amount equal to $20,000,000.

  1.02 Accounting Terms. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles as in effect on the date of the audited financial statements of the Borrower referred to in Section 6.01(f)(i) hereof and applied on a Consistent Basis.

  1.03 Terms Consistent. All of the terms defined in this Agreement shall have such defined meanings when used in any of the Loan Documents unless the context shall require otherwise. All references to the Borrower, the Agent and any Lender shall be deemed to include any successor or permitted assign of any thereof. All plural references and definitions shall have a corresponding meaning in the singular, and all singular references and definitions shall have a corresponding meaning in the plural.

                               ARTICLE I

                               The Loans

  2.01  Revolving Credit Loans.

  (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower, from time to time on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by its Applicable Commitment Percentage of the Total Revolving Credit Commitment up to but not exceeding the Revolving Credit Commitment of such Lender; provided, however, that the Lenders will not be required and shall have no obligation to make any Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Revolving Credit Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Outstandings shall not exceed the lesser of the Borrowing Base or the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Rate Loan and on a Eurodollar Business Day in the case of a Eurodollar Loan, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Eurodollar Loan may be repaid only on the last day of the Interest Period with respect thereto unless such repayment is accompanied by amounts due, if any, under Section 4.04.

  (b) Amounts. The aggregate unpaid principal amount of the Outstandings shall not exceed at any time an amount equal to the lesser of the Borrowing Base or the Total Revolving Credit Commitment. Each Revolving Credit Loan made, converted or continued, unless made in accordance with Sections 2.01(c)(iv) or 3.02(c) hereof, shall be in a principal amount of at least $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000.

  (c)  Advances and Rate Selection.

       (i) An Authorized Representative shall give the Agent (1) at least three (3) Eurodollar Business Days' irrevocable telephonic notice of each Eurodollar Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Base Rate Loans to Eurodollar Loans or the continuation of borrowing hereunder of Eurodollar Loans) prior to 10:30 A.M., Dallas, Texas time; and (2) irrevocable telephonic notice of each Base Rate Loan representing an additional borrowing hereunder or the conversion of borrowing hereunder from Eurodollar Loans to Base Rate Loans prior to 10:30 A.M. Dallas, Texas time on the day of such proposed Base Rate Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the Advance, the type (Base or Eurodollar) of Loan, the date of the Advance and, if a Eurodollar Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice, for additional Advances, or in the form attached hereto as Exhibit H and incorporated herein by reference as to selection or conversion of interest rates as to outstanding Revolving Credit Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The duration of the initial Interest Period for each Loan that is a Eurodollar Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans (other than Swing Line Loans) in accordance with Section 2.11 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by Section 2.11 hereof, the Borrower shall be deemed to have elected to convert such Revolving Credit Loan to (or continue such Revolving Credit Loan as) a Base Rate Loan until the Borrower notifies the Agent in accordance herewith and with
  Section 2.11.

        (ii) Notice of receipt of each Borrowing Notice shall be provided by the Agent to each Lender with reasonable promptness, but not later than 1:00 P.M., Dallas, Texas time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic confirmation by telefacsimile transmission but failure to provide such notice shall not affect the validity of such telephonic notice.

       (iii) Not later than 3:00 P.M., Dallas, Texas time on the date specified for each Advance of a Revolving Credit Loan, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan or Loans to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

       (iv) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit prior to the Revolving Credit Termination Date, then notice of such drawing shall be provided promptly by NationsBank to the Agent and the drawing shall be paid by the Agent without the requirement of notice from the Borrower from immediately available funds which shall be advanced by NationsBank under the Swing Line (provided that a Swing Line Loan shall then be available). If a drawing is presented under any Letter of Credit in accordance with the terms thereof and if a Swing Line Loan in the amount of such drawing shall not be available and Borrower shall not immediately reimburse NationsBank for the amount of such drawing or payment, then notice of such drawing or payment shall be provided promptly by NationsBank to the Agent and the Agent shall provide notice to each Lender by telephone. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon Dallas, Texas time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the conditions of this Agreement, make a Base Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Dallas, Texas time on the same Business Day. If notice to the Lenders is given by the Agent after 12:00 noon Dallas, Texas time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make a Base Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Dallas, Texas time on the next following Business Day. Such Base Rate Loan shall continue unless and until the Borrower converts such Base Rate Loan in accordance with the terms of Section
  2.11 hereof.

  2.02 Swing Line. Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. Each provision of Section 2.01(c) hereof applicable to Base Rate Loans shall be applicable in all respects to each Swing Line Loan.

  (a)  NationsBank shall not make any Swing Line Loan pursuant hereto
(i) if the Borrower is not in compliance with all the conditions to the making of Revolving Credit Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed the Total Swing Line Commitment, or (iii) if after giving effect to such Swing Line Loan, the sum of all Outstandings exceeds the lesser of the Borrowing Base or the Total Revolving Credit Commitment.

  (b) All Advances made by NationsBank under the Swing Line pursuant to this Section 2.02 outstanding on any day shall bear interest at the rate agreed to between the Borrower and NationsBank and, unless made in accordance with Section 2.01(c)(iv), shall be in the minimum principal amount of $1,000,000 and any increment of $100,000 in excess thereof.

  (c) The principal amount of each Swing Line Loan shall be payable on the earlier to occur of (i) the repayment thereof with a Revolving Credit Loan pursuant to Section 2.02(e) below and (ii) the Swing Line Termination Date.

  (d)  The Borrower and each Lender which is or may become a party hereto acknowledge that all Swing Line Loans are to be made solely by NationsBank to the Borrower but that such Lender shall share the risk of loss with respect to such Advances by making an Advance under the
Revolving Credit Facility to repay such Swing Line Loan in an amount equal to such Lender's Applicable Commitment Percentage of such Swing
Line Loan.  The obligation of each Lender to so pay its ratable share of the principal amount of outstanding Swing Line Loans by making such
Advances under the Revolving Credit Facility up to but not exceeding the Revolving Credit Commitment of such Lender shall be absolute and unconditional and shall be made without counterclaim, deduction or set-off by such Lender.  Without limiting the generality of the foregoing, each Lender's obligation to pay its ratable share of the principal amount of all outstanding Swing Line Loans by making such Revolving
Credit Loans as set forth above in this Section 2.02(d) shall not be affected by:

       (i) any failure or inability of the Borrower to satisfy the applicable conditions to borrowing set forth in Section 5.02,

       (ii) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, or

       (iii)     the occurrence of any Default or Event of Default.

  (e) NationsBank may, at any time, in its sole discretion, by written notice to the Borrower, the Agent and the Lenders, demand repayment of its Swing Line Loans. Any such demand for repayment of the Swing Line Loans, and the occurrence of the Swing Line Termination Date, shall be deemed to constitute a Borrowing Notice pursuant to Section 2.01(c)(i) and (ii), effective on the date of such demand or occurrence, respectively, with respect to a Base Rate Loan advanced under the Revolving Credit Facility on the date of such Borrowing Notice in the aggregate principal amount of all outstanding Swing Line Loans. Each Lender shall pay to the Agent, for the account of NationsBank, an amount of such Base Rate Loan equal to its Applicable Commitment Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 9.01) in the manner described in
Section 2.01(c)(iii).

  (f) The Agent shall upon the receipt of an Advance as a Revolving Credit Loan pursuant to Section 2.02(e) in an amount sufficient to repay any or all Swing Line Loans then outstanding, provide to NationsBank the amount necessary to repay such Swing Line Loan or Loans (which NationsBank shall then apply to such repayment) and credit any balance of the Revolving Loan in immediately available funds to the Borrower's Account.

  (g) The Swing Line shall continue in effect until the earlier of (i) occurrence and continuation of a Default, or (ii) the Revolving Credit Termination Date (the "Swing Line Termination Date").

  2.03 Payment of Interest. (a) The Borrower shall pay interest to the Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due (i) in the case of each Revolving Credit Loan, at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided, and (ii) in the case of each Swing Line Loan, at the rate per annum agreed to between the Borrower and NationsBank; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (i) in the case of a Eurodollar Loan, at a rate of interest per annum which shall be two percent (2%) above the Eurodollar Rate for such Eurodollar Loan until the end of the Interest Period during which such payment was due, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, and (ii) in the case of a Base Rate Loan or a Swing Line Loan, at a rate of interest per annum which shall be two percent (2%) above the Base Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

  (b) Interest on the outstanding principal balance of each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid
(i) quarterly in arrears on the last Business Day of each December, March, June or September, commencing December 31, 1996, on each Base Rate Loan and each Swing Line Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Loan and, for any Eurodollar Loan having an Interest Period of six months, also on the last day of the third month of such Interest Period, and (iii) upon payment or prepayment in full of the principal amount of such Loan.

  2.04 Payment of Principal. The principal amount of the Revolving Credit Outstandings and all Swing Line Outstandings shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as herein expressly provided. The principal amount of Base Rate Loans and Swing Line Loans may be prepaid in whole or in part at any time. The principal amount of Eurodollar Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the Agent for the account of the Lenders the amount, if any, required under Section 4.04 hereof. In the event that at any time Outstandings exceed the lesser of the Borrowing Base or the Total Revolving Credit Commitment, a principal amount of the Revolving Credit Outstandings equal to or greater than such excess shall be due and payable immediately. All prepayments made by the Borrower shall be in the amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000, or such other amount as necessary to comply with this Section 2.04 or with Section 2.9(a) or
(b).

  2.05 Non-Conforming Payments. (a) Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 12:30 P.M. Dallas, Texas time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent. The Borrower shall give the Agent prior telephonic notice of any payment of principal, such notice to be given by not later than 11:00 a.m. Dallas, Texas time, on the date of such payment.

  (b) The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (i) in Dollars and in immediately available funds and (ii) prior to 12:30 P.M. Dallas, Texas time on the date payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment shall constitute or become a Default or Event of Default. The Agent shall give prompt notice to the Authorized Representative and each of the Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the respective rates of interest per annum specified in Section 2.03(a) in respect of late payments of interest, from the date such amount was due and payable until the date such amount is paid in full.

  (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) under the definition of "Interest Period;" provided that interest shall continue to accrue during the period of any such extension.

  2.06 Borrower's Account. The Borrower shall continuously maintain the Borrower's Account for the purposes herein contemplated.

  2.07 Notes. (a) Revolving Credit Loans made by each Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the Revolving Credit Note payable to the order of such Lender in the amount of its Revolving Credit Commitment, which Revolving Credit Note shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

  (b) Swing Line Loans made by NationsBank shall be evidenced by, and be repayable with interest in accordance with the terms of, the Swing Line Note dated the Closing Date and duly executed and delivered by the Borrower.

  2.08  Pro Rata Payments.  Except as otherwise provided herein,
(a) each payment and prepayment on account of the principal of and interest on the Revolving Credit Loans and the fees described in Section
2.12 hereof shall be made to the Agent in the aggregate amount payable to the Lenders for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and
(c) the Agent will promptly distribute such payments received to the Lenders as provided for herein.

  2.09  Reductions.

  (a) Voluntary. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than once during each calendar quarter upon not less than five (5) Business Days written notice to the Agent) to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the amount of $10,000,000 or such greater amount which is in an integral multiple of $5,000,000, and shall permanently reduce the Total Revolving Credit Commitment and the Revolving Credit Commitment of each Lender pro rata. No such reduction shall be permitted that results in the payment of any Eurodollar Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section
4.04. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the principal amount of the Revolving Credit Outstandings to the extent that the Outstandings exceed the lesser of the Borrowing Base or the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

  (b) Mandatory. Aggregate Net Proceeds in excess of $10,000,000 received by the Borrower from the disposition of assets in any one or more transactions during any consecutive twelve (12) month period between the Closing Date and the Revolving Credit Termination Date shall be applied to reduce permanently the Total Revolving Credit Commitment and payment of the principal amount of the Revolving Credit Outstandings in accordance with the terms set forth in subsection (a) above without regard to limitations on the amount of such reduction, but subject in any event to payment by the Borrower of all amounts that may be due under Section 4.04 hereof as a result of any prepayment of Revolving Credit Loans required in connection with such permanent reduction of the Total Revolving Credit Commitment pursuant to subsection (a) above.

  2.10 Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment or the Borrowing Base, whichever shall be lesser, which shall be available to the Borrower shall be reduced by the aggregate amount of all Outstandings.

  2.11  Conversions and Elections of Subsequent Interest Periods.
Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(b), 4.02 and 4.03 hereof, the Borrower may:

  (a) upon notice to the Agent on or before 10:30 A.M. Dallas, Texas time on any Business Day convert all or a part of Eurodollar Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Loans; and

  (b) on three (3) Eurodollar Business Days' notice to the Agent on or before 10:30 A.M. Dallas, Texas time:

       (i) elect a subsequent Interest Period for all or a portion of Eurodollar Loans to begin on the last day of the current Interest Period for such Eurodollar Loans; or

       (ii) convert Base Rate Loans (other than Swing Line Loans) to Eurodollar Loans on any Eurodollar Business Day.

  Notice of any such elections or conversions shall specify the effective date of such election or conversion and, with respect to Eurodollar Loans, the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this
Section 2.11 shall be subject to the limitations on Eurodollar Loans set forth in the definition of "Interest Period" herein and in Sections 2.01(a), (b) and (c) and Article IV hereof. All such continuations or conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

  2.12  Fees.

  (a) Unused Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages of the Revolving Credit Facility, the Applicable Unused Fee payable quarterly in arrears on the sum of the daily amount by which the Total Revolving Credit Commitment exceeds the sum of the average daily (i) Revolving Credit Outstandings and (ii) Outstanding Letters of Credit. The Swing Line Outstandings shall not be outstanding Loans for purposes of determining such fee. Such payments of fees provided for in this Section 2.12 shall be due in arrears on the last Business Day of each December, March, June and September beginning December 31, 1996 to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

  (b) Upfront Fee. The Borrower agrees to pay to the Agent, for the benefit of each Lender, a fee on the Closing Date (the "Upfront Fee") in the amounts set forth on Exhibit L attached hereto and incorporated herein by reference.

  2.13 Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the applicable Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its applicable Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

  2.14 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility and the Swing Line hereunder shall be used by the Borrower to finance in part the Parisian Acquisition and for other general corporate purposes of the Borrower.

  2.15 Extension of Revolving Credit Termination Date. At the request of the Borrower the Lenders may, in their sole discretion, elect to extend the Revolving Credit Termination Date then in effect for up to two additional periods of one year each. The Borrower shall notify the Agent of its request for such an extension by delivering to the Agent notice of such request signed by an Authorized Representative not more than ninety (90) days nor less than sixty (60) days prior to either or both of the first or second anniversary of the Closing Date. The Agent shall as promptly as practicable, and in any event within five (5) days, deliver a copy of such notice to each Lender. If each Lender shall elect to so extend and has notified the Agent in writing of its election within fifty (50) days of its receipt of such notice, the Agent shall notify the Borrower in writing within sixty (60) days of its receipt of such request for extension of the decision of the Lenders to extend the Revolving Credit Termination Date. Failure by any Lender to give such notice shall constitute refusal by the Lenders to extend the Revolving Credit Termination Date. In no event shall the Revolving Credit Termination Date extend beyond October 11, 2001.

  2.16 Additional Fees. In addition to any fees described above, the Borrower agrees to pay to the Agent and NationsBank such other fees as may be agreed to in a separate writing or writings.

                            ARTICLE II

                         Letters of Credit

  3.01 Letters of Credit. NationsBank agrees, subject to the terms and conditions of this Agreement, upon request and for the account of Borrower, to issue from time to time Letters of Credit upon delivery to NationsBank of an Application and Agreement for Letter of Credit in form and content acceptable to NationsBank; provided, that the Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment. No Letter of Credit shall be issued by NationsBank with an expiry date or payment date occurring subsequent to the fifth Business Day preceding the Revolving Credit Termination Date. NationsBank shall not be required to issue any Letter of Credit if the Outstandings when added to the face amount of any requested Letter of Credit exceed the lesser of the Borrowing Base or the Total Revolving Credit Commitment.

  3.02  Reimbursement.

  (a) The Borrower hereby unconditionally and irrevocably agrees immediately to pay to NationsBank on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by NationsBank in connection with the Letters of Credit and in any event and without demand to place in possession of NationsBank (which shall include Advances under the Revolving Credit Facility) sufficient funds to pay all debts and liabilities arising under any Letter of Credit.
The Borrower's obligations to pay NationsBank under this Section 3.02, and NationsBank's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever. NationsBank agrees to give the Borrower prompt written notice of any request for a draw under a Letter of Credit. NationsBank may charge any account the Borrower may have with it for any and all amounts NationsBank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by NationsBank and the Borrower; provided that to the extent permitted by
Section 2.01(c)(iv) hereof, such amounts shall be paid pursuant to Swing Line Loans or Advances under the Revolving Credit Facility. The Borrower agrees that NationsBank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay NationsBank interest on any amounts not paid when due hereunder at the Base Rate plus two percent (2%), or the maximum rate permitted by applicable law, if lower.

  (b) In accordance with the provisions of Section 2.01(c) hereof, NationsBank shall notify the Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by NationsBank of such drawing.

  (c) Each Lender (other than NationsBank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of NationsBank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay NationsBank under
Section 3.02(a), each Lender (other than NationsBank) thereby shall, as hereinafter described, absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to NationsBank its Applicable Commitment Percentage of the liability of NationsBank under such Letter of Credit in the manner set forth below:

       (i) Prior to the Revolving Credit Termination Date, each Lender (including NationsBank in its capacity as a Lender) shall, subject to the terms and conditions of Article II, make a Revolving Credit Loan bearing interest at the Base Rate to the Borrower by paying to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, all as described in and pursuant to Section 2.01(c)(iv).

       (ii) With respect to drawings under any of the Letters of Credit for which a Revolving Credit Loan is not made as set forth in clause
  (i) above, each Lender, upon receipt from the Agent of notice of a drawing in the manner described in Section 2.01(c), shall promptly pay to the Agent for the account of NationsBank, prior to the applicable time set forth in Section 2.01(c), its Applicable Commitment Percentage of such drawing. Simultaneously with the making of each such payment by a Lender to the Agent for the account of NationsBank, such Lender shall, automatically and without any further action on the part of NationsBank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Borrower. The Lenders acquisition of and payment for Participations in any Reimbursement Obligation as set forth in this clause (ii) shall occur only if such Reimbursement Obligation is not paid pursuant to Swing Line Loans or Advances under the Revolving Credit Facility. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with Section 2.01(c) or otherwise.

       (iii) Each Lender's obligation to make payment to the Agent for the account of NationsBank pursuant to this Section 3.02(c), and the right of NationsBank to receive the same, shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of NationsBank in full upon such request as required by this Section 3.02(c), such Lender shall, on demand, pay to the Agent for the account of NationsBank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.01(c) until such Lender pays such amount to the Agent for the account of NationsBank in full at the interest rate per annum for overnight borrowing by NationsBank from the Federal Reserve Bank.

       (iv) In the event the Lenders have purchased Participations in any Reimbursement Obligation as set forth in clause (ii) above, then at any time payment is received by NationsBank as issuer of the Letter of Credit from the Borrower of such Reimbursement Obligation, in whole or in part, NationsBank shall pay to each Lender an amount equal to its Applicable Commitment Percentage of such payment from the Borrower.

       (v)  Nothing contained herein shall be deemed to release
  NationsBank from any obligation it may incur to reimburse any Lender arising from NationsBank's wrongful payment of a drawing under any Letter of Credit as a result of its gross negligence or willful misconduct.

  (d) Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Outstanding Letter of Credit.

  (e) The issuance by NationsBank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5.01 hereof, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as NationsBank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

  (f) Without duplication of Section 10.07 hereof, the Borrower hereby agrees to defend, indemnify and hold harmless NationsBank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which NationsBank, such other Lender or the Agent may incur (or which may be claimed against NationsBank, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify NationsBank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the party to be indemnified. The provisions of this
Section 3.02(f) shall survive repayment of the Obligations, the occurrence of the Revolving Credit Termination Date, and expiration or termination of this Agreement.

  (g) Without limiting Borrower's rights as set forth in Section 3.02(f) above, the obligation of the Borrower to immediately reimburse Agent for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Applications and Agreements for Letters of Credit, under the following circumstances:

       (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related Documents");

       (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

       (iii) the existence of any claim, setoff, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

       (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person;

       (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

       (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

       (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, however, that nothing contained herein shall be deemed to release NationsBank or any other Lender of any liability for actual loss arising as a result of its gross negligence or willful misconduct.

  3.03 Letter of Credit Fee. The Borrower agrees to pay (i) to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee per annum on the aggregate amount available to be drawn on each Outstanding Letter of Credit at a rate equal to the Applicable Interest Addition to the Eurodollar Rate as in effect from time to time which fee shall be deemed immediately earned when paid and (ii) to NationsBank, as issuer of each Letter of Credit, an issuance fee equal to .125% of the aggregate amount available to be drawn on each Outstanding Letter of Credit which fee shall be deemed immediately earned when paid. Such payments of fees provided for in this Section 3.03 with respect to each Letter of Credit shall be made on the date of issuance of such Letter of Credit and thereafter payable quarterly in arrears. Such fees shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

  3.04 Administrative Fees. The Borrower shall pay to NationsBank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as NationsBank and the Borrower shall agree from time to time.

                              ARTICLE III

                    Yield Protection and Illegality

  4.01 Additional Costs. (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which it determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or the issuance or maintenance by NationsBank of or any other Lender's Participation in any Letter of Credit issued hereunder, or any reduction in any amount receivable by such Lender under this Agreement, the Notes or the Letters of Credit in respect of any of such Loans or such obligation or the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on or measured by the income, revenues or assets of any Lender); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the Eurodollar Rate computed in accordance with the definition of such term set forth in
Section 1.01 hereof); or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies, or policies of the parent corporation of such Lender, with respect to capital adequacy); or
(iv) imposes any other condition adversely affecting the Agent or the Lenders under this Agreement, the Notes or the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit (or any of such extensions of credit or liabilities). Each Lender will notify the Authorized Representative and the Agent of any event occurring after the Closing Date which would entitle it to compensation pursuant to this
Section 4.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

  (b)  Without limiting the effect of the foregoing provisions of this
Section 4.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the other Lenders, the obligation hereunder of such Lender to make and continue, and to convert Base Rate Loans into, Eurodollar Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Loans convert such Eurodollar Loans into Base Rate Loans; provided, however, that the suspension of such obligation and the conversion of any Eurodollar Loans into Base Rate Loans shall apply only to any Lender who is affected by such restrictions and who has provided such notice to the other Lenders, and the obligation of the other Lenders to make, and to convert Base Rate Loans into Eurodollar Loans shall not be affected by such restrictions. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into Eurodollar Loans is suspended, then any request by the Borrower during the pendency of such suspension for a Eurodollar Loan shall be deemed a request for such Eurodollar Loan from the Lender(s) not subject to such suspension and for a Base Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Revolving Credit Commitments.

  (c) Determinations by any Lender for purposes of this Section 4.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make, Loans or Participations in any Letter of Credit or by NationsBank as issuer of any Letter of Credit of the effect of any Regulatory Change on its costs in connection with the issuance or maintenance of any Letter of Credit issued hereunder, or on amounts receivable by any Lender in respect of Loans or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be made on a reasonable basis taking into account such Lender's reasonable policies, or the policies of the parent corporation of such Lender, as to the allocation of capital, costs and other items. The Lender requesting such compensation shall furnish to the Authorized Representative and the Agent an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

  4.02 Suspension of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Loan for any Interest Period, the Agent determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

       (a) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Loan as provided in this Agreement; or

       (b) the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof upon the basis of which the Eurodollar Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders of making or maintaining such Eurodollar Loan for such Interest Period or such Eurodollar Loan (which determination shall be made on a reasonable basis by the Agent, and the Person making such determination shall furnish the Authorized Representative evidence of the facts leading to such determination);

then the Agent shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Loans that are subject to such condition, or to convert Loans into Eurodollar Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Loans, as applicable, convert such Eurodollar Loans into Base Rate Loans. The Agent shall give the Authorized Representative notice describing in reasonable detail any event or condition described in this Section 4.02 promptly following the determination by the Agent that the availability of Eurodollar Loans is, or is to be, suspended as a result thereof.

  4.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue Eurodollar Loans, or convert Base Rate Loans into Eurodollar Loans, shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans, and such Lender's outstanding Eurodollar Loans shall be converted into Base Rate Loans in accordance with Section 2.11 hereof. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into Eurodollar Loans is suspended, then any request by the Borrower during the pendency of such suspension for a Eurodollar Loan shall be deemed a request for such Eurodollar Loan from the Lender(s) not subject to such suspension and for a Base Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Revolving Credit Commitments.

  4.04 Compensation. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

       (a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of the Interest Period for such Eurodollar Loan, including without limitation any conversion required pursuant to this Article IV; or

       (b) any failure by the Borrower to borrow a Eurodollar Loan on the date for such borrowing specified in the relevant Borrowing Notice or interest rate selection notice under Article II hereof; such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the Eurodollar Base Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this
  Section 4.04 shall be conclusive. The Lender requesting compensation under this Section 4.04 shall furnish to the Authorized Representative and the Agent calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

  4.05 Alternate Interest Rate. In the event any Lender suspends the making of any Eurodollar Loan pursuant to this Article IV (herein a "Restricted Lender"), the Restricted Lender's Commitment Percentage of any Eurodollar Loan shall bear interest at the Base Rate until the Restricted Lender once again makes available the applicable Eurodollar Loan. Notwithstanding the provisions of Section 2.03(b), interest shall be payable to the Restricted Lender at the time and manner as paid to those Lenders making available Eurodollar Loans.

  4.06 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes other than withholding taxes and taxes that would be imposed as a result of a connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document) and (iii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

  (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

  (c) pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

  Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Lender or participant establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.06, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                              ARTICLE IV

                Conditions to Making Loans and Issuing
                           Letters of Credit

  5.01 Conditions of Initial Advance and Issuance of Letters of Credit. The obligation of the Lenders to make the initial Advance and of NationsBank to issue the Letters of Credit is subject to the following conditions precedent:

  (a) The Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, or otherwise be satisfied as to, each of the following:

       (i) executed originals of each of this Agreement, the Notes and the other Loan Documents, together with all schedules and exhibits thereto;

       (ii) favorable written opinions of special counsel to the Borrower and the Guarantors dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to the Agent, the Lenders and to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the form of Exhibit I attached hereto and incorporated herein by reference; and the opinion of counsel to Parisian to be delivered pursuant to Section 6.3(b) of the Purchase Agreement and the opinion of counsel to the Borrower to be delivered pursuant to Section 6.2(b) of the Purchase Agreement, on which opinions the Agent and each Lender is expressly entitled to rely in accordance therewith;

       (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each of the Guarantors certified by its secretary or assistant secretary or other appropriate official as of the Closing Date, appointing (in the case of the Borrower) the initial Authorized Representative and approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof and the incurrence of obligations thereunder;

       (iv) specimen signatures of officers of the Borrower and each Guarantor executing the Loan Documents on behalf of such Person, certified by the secretary or assistant secretary or other appropriate official of the Borrower or Guarantor, as applicable;

       (v) the charter documents or documents of establishment of the Borrower and each Guarantor certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation;

       (vi) the by-laws of the Borrower and, to the extent the same exist, each Guarantor certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Person to whom such by-laws relate;

       (vii) certificates issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation as to the due existence and, if issued by such Governmental Authority, good standing of the Borrower and each Guarantor therein;

       (viii) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of the Borrower and each Guarantor as of a recent date by the Secretary of State or other appropriate Governmental Authority of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could result in a Material Adverse Effect;

       (ix) notice of appointment of the initial Authorized
  Representative of the Borrower in the form of Exhibit C hereto;

       (x) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections 8.01 through 8.05 and calculating the Borrowing Base, all as of the immediately preceding Determination Date, substantially in the form of Exhibit J attached hereto;

       (xi) evidence of insurance required by Section 7.05;

       (xii)     an initial Borrowing Notice;

       (xiii) all fees payable by the Borrower on the Closing Date to the Agent, NationsBank and the Lenders;

       (xiv) a copy certified by an officer of the Borrower of the Purchase Agreement in form and substance acceptable to all Lenders and evidence satisfactory to the Agent demonstrating completion of the Parisian Acquisition in accordance with the terms of the Purchase Agreement;

       (xv) copies certified by an officer of the Borrower of the required written consents, approvals, authorizations and other actions authorizing and approving the Parisian Acquisition by each Person party to an agreement, instrument, indenture, license or other document set forth on Schedule 2.4 or 3.4 of the disclosure schedule delivered as part of the Purchase Agreement or a certification by an officer of the Borrower that such consent, approval, or authorization was not required to consummate the Parisian Acquisition;

       (xvi) evidence certified by an officer of the Borrower of any regulatory approval required for the Parisian Acquisition, including without limitation all approvals referred to in Section 6.1(b) of the Purchase Agreement;

       (xvii) such historical financial statements and other information with respect to Parisian or the Parisian Acquisition as the Agent or any Lender shall reasonably request;

       (xviii)   consolidated financial statements of the Borrower and
  its Subsidiaries for the Fiscal Years 1994 and 1995, including balance sheets, income and cash flow statements, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and historical pro forma consolidated financial statements for the Fiscal Years 1994 and 1995 giving effect to the Parisian Acquisition;

       (xix) a certificate of an officer of the Borrower certifying on behalf of the Borrower as to the fulfillment or waiver as of the Closing Date of each of the conditions set forth in Section 6.1 and
  6.3 of the Purchase Agreement and that no other conditions remain to consummation of the Parisian Acquisition other than the filing of appropriate articles of merger with the Secretary of State of the State of Alabama;

       (xx) a certificate of an officer of Parisian certifying on behalf of Parisian as to the fulfillment or waiver as of the Closing Date of each of the conditions set forth in Sections 6.1 and 6.2 of the Purchase Agreement and that no other conditions remain to consummation of the Parisian Acquisition other than the filing of appropriate articles of merger with the Secretary of State of the State of Alabama;

       (xxi) a certificate of an officer of Parisian certifying on behalf of Parisian as to a current and complete copy of the Parisian Indenture as of the Closing Date, such certificate and the Parisian Indenture being in form and substance acceptable to the Agent; and

       (xxii) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

  (b) Approval of the Parisian Acquisition by the holders of not less than a majority in aggregate principal amount of the Parisian Senior Subordinated Notes as required by the terms thereof and as referred to in Section 3.18 of the Purchase Agreement and delivery to the Agent of a certification of such approval by an officer of the Borrower in form and substance acceptable to the Agent;

  (c) Approval of the Parisian Acquisition by the holders of not less than two-thirds of the outstanding shares of the common shares, par value $.01 per share, of Parisian as required and as referred to in
Section 3.18 of the Purchase Agreement and delivery to the Agent of a certification of such approval by an officer of the Borrower in form and substance acceptable to the Agent;

  (d)  Each of the following shall have occurred or be true:

       (i) there shall not be any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Borrower or its Subsidiaries, or Parisian or its subsidiaries, or any transaction contemplated hereby (including without limitation the Parisian Acquisition), or that could have a Material Adverse Effect on the Borrower or its Subsidiaries or any transaction contemplated hereby or on the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents, and the early termination or expiration of any applicable waiting period imposed by law or regulation with respect to the Parisian Acquisition without notice of intent to challenge or a request for additional information; and

       (ii) the Borrower and its Subsidiaries shall not be in default with respect to any existing financial obligations;

  (e)  In the good faith judgment of the Agent and the Lenders:

       (i) there shall not have occurred a material adverse change since February 3, 1996 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, or Parisian and its Subsidiaries, or in the facts and information regarding such entities as represented to date;

       (ii) there shall not have occurred any disruption or adverse change in the financial or capital markets generally which the Agent or NCMI, in their sole reasonable discretion, deems material in connection with the syndication of the Revolving Credit Facility;

       (iii) Agent shall have received and reviewed, with results satisfactory to the Agent and its counsel, all information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and its Subsidiaries, including without limitation Parisian and its Subsidiaries; and

       (iv) all due diligence with respect to the Borrower and its subsidiaries, the Parisian Acquisition, and Parisian shall have been completed in scope and detail satisfactory to NationsBank and NCMI in their sole discretion.

  5.02 Conditions of Loans. The obligations of the Lenders to make any Loans, and NationsBank to make Swing Line Loans and to issue Letters of Credit hereunder, on or subsequent to the Closing Date are (except as set forth in Section 2.02(d) with respect to Revolving Credit Loans made to repay Swing Line Loans) subject to the satisfaction of the following conditions:

  (a) the Agent shall have received a notice of such borrowing or request if required by Article II hereof;

  (b) the representations and warranties of the Borrower and each Guarantor set forth in Article VI hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance of such Letters of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, except that the representations and warranties set forth in
Section 6.01(d) and (e) shall be deemed to include and take into account any merger or consolidation permitted under Section 8.10 hereof, and except that the financial statements referred to in Section 6.01(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.01 hereof;

  (c) in the case of the issuance of a Letter of Credit, Borrower shall have executed and delivered to NationsBank an Application and Agreement for Letter of Credit in form and content acceptable to NationsBank together with such other instruments and documents as it shall request;

  (d) at the time of each such Advance, Swing Line Loan or issuance of each Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing;

  (e) immediately after giving effect to a Swing Line Loan, the aggregate Swing Line Outstandings shall not exceed $20,000,000;

  (f) immediately after issuing any Letter of Credit, the aggregate Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment; and

  (g)  immediately after giving effect to any Loan or Letter of Credit
(i) the sum of the Revolving Credit Outstandings, Swing Line Outstandings and Outstanding Letters of Credit shall not exceed the lesser of the Total Revolving Credit Commitment or the Borrowing Base, as most recently determined by the Borrower and presented to the Agent in either a compliance certificate required pursuant to Section 7.01(a) or (b) hereof or in the Borrowing Base Certificate delivered to the Agent pursuant to Section 7.01(d) hereof, and (ii) each Lender's Applicable Commitment Percentage of Revolving Credit Loans and Participations shall not exceed its Revolving Credit Commitment.

                               ARTICLE V

                    Representations and Warranties

  6.01 Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and issuance of Letters of Credit), that:

  (a)  Organization and Authority.

       (i) the Borrower and each Subsidiary is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

       (ii) the Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect;

       (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

       (iv) each Guarantor has the power and authority to execute, deliver and perform the Guaranty and the other Loan Documents to which it is a party; and

       (v) each of the Loan Documents to which Borrower or any Guarantor is a party has been duly executed and delivered and is the legal, valid and binding obligation or agreement, as the case may be, of such Borrower or Guarantor, enforceable against such Borrower or Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

  (b) Loan Documents. The execution, delivery and performance by the Borrower and each Guarantor of each of the Loan Documents to which the Borrower or a Guarantor is a party:

       (i) have been duly authorized by all requisite corporate action (including any required shareholder approval) of the Borrower or Guarantor signatory thereto required for the lawful execution, delivery and performance thereof;

       (ii) do not violate any provisions of (1) applicable law, rule or regulation, (2) any order of any court or other agency of government binding on the Borrower or any Guarantor, or their respective properties, or (3) the charter documents, documents of creation or by-laws of Borrower or any Guarantor;

       (iii) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which Borrower or any Guarantor is a party, or by which the properties or assets of Borrower or any Guarantor are bound; and

       (iv) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, or any Guarantor except any Liens in favor of the Agent and the Lenders created by the Loan Documents;

  (c) Solvency. Borrower and each Guarantor are Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents;

  (d) Subsidiaries and Stockholders. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 6.01(d) hereto; except as for wholly owned Subsidiaries of the Borrower,
Schedule 6.01(d) to this Agreement states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 6.01(d) and all shares and other interests for each of its wholly owned Subsidiaries, free and clear of any Lien;

  (e) Ownership Interests. Borrower owns no interest in any Person having an aggregate book value of $10,000 or more other than the Persons listed in Schedule 6.01(d) hereto;

  (f)  Financial Condition.

       (i) The Borrower has heretofore furnished to each Lender audited consolidated balance sheets of the Borrower and its Subsidiaries as at February 3, 1996 and the notes thereto and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the Fiscal Year then ended as examined and certified by Coopers & Lybrand. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and results of their operations and the changes in their stockholders' equity for the Fiscal Year then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis;

       (ii) The Borrower has heretofore furnished to each Lender audited consolidated balance sheets of Parisian and its subsidiaries as at February 3, 1996 and the notes thereto and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the fiscal year then ended as examined and certified by Coopers & Lybrand. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of Parisian and its subsidiaries as of the end of such fiscal year and results of their operations and the changes in their stockholders' equity for the fiscal year then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis;

       (iii) the Borrower has heretofore furnished to each Lender an unaudited, pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at February 3, 1996 giving effect to the Parisian Acquisition and a related consolidated pro forma statement of operations for the twelve (12) month period then ended giving effect to the Parisian Acquisition for such period, each certified by an Authorized Representative. Such balance sheet and statement of operations fairly and accurately reflect the consolidated pro forma financial condition and results of operations of the Borrower and its Subsidiaries giving effect to the Parisian Acquisition as at February 3, 1996 and for such twelve (12) month period then ended;

       (iv) since February 3, 1996, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, considered as a whole, nor have such businesses or properties, taken as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

       (v) except as set forth in the financial statements referred to in Section 6.01(f)(i) or in Schedule 6.01(f) or Schedule 6.01(j) attached hereto, or as permitted under Section 8.06 hereof, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material indebtedness, obligations, commitments or other liability contingent or otherwise which remain outstanding or unsatisfied;

  (g) Title to Properties. The Borrower and its Subsidiaries have title to all their respective owned real and personal properties, subject to no transfer restrictions or Liens of any kind, except for
(x) the transfer restrictions and Liens described in Schedule 6.01(g) attached hereto, and (y) Liens permitted under Section 8.07 hereof;

  (h) Taxes. Except as set forth in Schedule 6.01(h) attached hereto, the Borrower and its Subsidiaries have filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due;

  (i)  Other Agreements.  Neither the Borrower nor any Subsidiary is

       (i) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions which could reasonably be expected to have a Material Adverse Effect; or

       (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have a Material Adverse Effect;

  (j)  Litigation.   Except as set forth in Schedule 6.01(j) attached
hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect;

  (k) Margin Stock. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower and its Subsidiaries only for the purposes set forth in Section 2.14 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part
224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

  (l) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
Section 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

  (m) Patents, Etc. Except as set forth in Schedule 6.01(m) attached hereto, the Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person;

  (n) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Guarantor in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect;

  (o) No Consents, Etc. Except as set forth in Schedule 6.01(o) attached hereto, neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

  (p)  Benefit Plans.

       (i) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction or violated any Foreign Benefit Law which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA or under any Foreign Benefit Law;

       (ii) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or any Foreign Benefit Law or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower under ERISA or under any Foreign Benefit Law nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA or any other Person exercising similar duties and functions under any Foreign Benefit Law, other than for required insurance premiums which have been paid or are not yet due and payable; neither the Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and the Subsidiaries have made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation or any other Person exercising similar duties and functions under any Foreign Benefit Law;

       (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA or any Foreign Benefit Law, maintained by the Borrower or any Subsidiary, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;

       (iv) The consummation of the Loans and the issuance of the Letters of Credit provided for in Article II and Article III will not involve any prohibited transaction under ERISA or any Foreign Benefit Law which is not subject to a statutory or administrative exemption;

       (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA or any Foreign Benefit Law, maintained by the Borrower or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable require-ments of ERISA and other applicable laws, regulations and rules and any applicable Foreign Benefit Law;

       (vi) There has been no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any Subsidiary is or was a contributor;

       (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term
  "prohibited transaction" shall have the meaning assigned to it in Code
  Section 4975 and ERISA;

       (viii) Neither the Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 7.01 hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability could reasonably be expected to have a Material Adverse Effect;

  (q) No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder;

  (r) Hazardous Materials. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws in all material respects and neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material;

  (s)  RICO.   Neither the Borrower nor any Subsidiary is engaged in or
has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

  (t) Employment Matters. Except as disclosed on Schedule 6.01(j) hereto, the Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation the noncompliance with which could reasonably be expected to have a Material Adverse Effect and there is neither pending nor, to the knowledge of the Borrower, threatened any litigation, administrative proceeding or investigation, in respect of such matters, an adverse ruling or determination in which could have a Material Adverse Effect;

  (u) Compliance with Laws. The Borrower and each Subsidiary is in compliance with all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

                              ARTICLE VI

                         Affirmative Covenants

  Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will:

  7.01 Financial Reports, Etc. (a) as soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case with the notes thereto, the related consolidated statements of operations, cash flow, and shareholders' equity and the respective notes thereto for such Fiscal Year, setting forth in the case of the consolidated statements comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, with respect to the consolidated financial reports, opinions of Coopers & Lybrand, or other such independent certified public accountants of recognized national standing selected by the Borrower and approved by the Agent, which are unqualified and without exception not acceptable to the Required Lenders; and (ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default, demonstrating compliance with Sections 8.01, 8.02, 8.03, 8.04 and 8.05 of this Agreement, and calculating the Borrowing Base as of the Determination Date for which such covenant compliance is demonstrated, which certificate shall be in the form attached hereto as Exhibit J and incorporated herein by reference;

  (b) as soon as practical and in any event within 45 days after the end of each quarterly period of each Fiscal Year or if an extension has been granted by the Securities and Exchange Commission for the filing by the Borrower of its quarterly report on Form 10-Q, then by the earlier of the date such Form 10-Q is actually filed and the last day of such extended time period, but in no event later than sixty (60) days after the end of such quarterly period for which such Form 10-Q is to be filed (except the last reporting period of the Fiscal Year), deliver to the Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case as of the end of such reporting period, the related consolidated statements of operations, cash flow, and shareholders' equity for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, all of such interim financial statements being prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, subject to normal year-end audit adjustments, and (ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 7.01(a)(ii);

  (c) together with each delivery of the financial statements required by Section 7.01(a)(i) hereof, deliver to the Agent and each Lender a letter from the Borrower's accountants specified in Section 7.01(a)(i) hereof stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 7.01(a)(i), they obtained no knowledge of any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); and if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

  (d) as soon as practical and in any event within fifteen (15) days following the last day of each month of the Borrower's Fiscal Year, a certificate as to the Borrowing Base substantially in the form attached hereto as Exhibit K and incorporated herein by reference (a "Borrowing Base Certificate") certified by an Authorized Representative to be true, accurate and complete with respect to the information set forth therein showing the calculation of the Borrowing Base as at the last day of the preceding month of the Borrower's Fiscal Year;

  (e) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries; and

  (f) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request. The Agent and the Lenders are hereby authorized to deliver a copy of any such financial information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, or, subject to Section 11.01 hereof, to any other Person who shall acquire or consider the acquisition of a participation interest in or assignment of any Loan or Letter of Credit permitted by this Agreement.

  7.02 Maintain Properties. Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

  7.03 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed in connection with a transaction permitted under Section 8.08 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary.

  7.04 Regulations and Taxes. Comply with all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties except any of the foregoing being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established.

  7.05 Insurance. (i) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards as are customarily insured against by similar businesses owning such properties similarly situated, (ii) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing no less coverage than that specified in Schedule 7.05 attached hereto, such insurance policies to be in form satisfactory to the Agent, and (iii) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes). Each of the policies of insurance described in this Section
7.05 shall provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse, canceled or materially amended.

  7.06 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions in accordance with customary business practices, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

  7.07 Pay Indebtedness to Lenders and Perform Other Covenants. (a) Make full and timely payment of (i) the principal of and (ii) interest on the Notes and all other Obligations, whether now existing or hereafter arising; and (b) duly comply with all the terms and covenants contained in all Loan Documents and other instruments and documents given to the Agent or the Lenders pursuant hereto or thereto.

  7.08 Right of Inspection. Permit any Person designated by any Lender or the Agent at the Borrower's expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

  7.09 Observe All Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business, including without limitation Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

  7.10  Covenants Extending to Subsidiaries.  Cause each of its
Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 7.02 through 7.09, inclusive.

  7.11 Officer's Knowledge of Default. Upon any Authorized Representative of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary, cause such officer or an Authorized Representative promptly to notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto and stating that such notice is a "notice of default."

  7.12 Suits or Other Proceedings. Upon any Authorized Representative of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate amount greater than $500,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

  7.13 Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

  7.14 Environmental Compliance. If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws, the Borrower shall promptly (and in any event within the time period permitted by the applicable Governmental Authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation.

  7.15 Indemnification. The Borrower hereby agrees to defend, indemnify and hold the Agent and the Lenders, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this Section 7.15 shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

  7.16 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, agreements, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

  7.17 Benefit Plans. Comply in all material respects with all requirements of ERISA and any Foreign Benefit Law applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after the Borrower knows or has reason to know that any reportable event or other event under any Foreign Benefit Law with respect to any employee benefit plan maintained by the Borrower or any Subsidiary which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event or such other event and any action which the Borrower or applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation or to any other applicable Person exercising similar duties and functions under any Foreign Benefit Law or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the Pension Benefit Guaranty Corporation or from any other Person exercising similar duties and functions under any Foreign Benefit Law relating to the intention of the Pension Benefit Guaranty Corporation or any such Person to terminate any employee benefit plan or plans of the Borrower or any Subsidiary or to appoint a trustee to administer any such plan,
(iii) within 10 days after a filing with the Pension Benefit Guaranty Corporation pursuant to Section 412(n) of the Code or with any Person pursuant to any Foreign Benefit Law of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the Pension Benefit Guaranty Corporation or to such Person, and (iv) promptly after the incurrence thereof and in any event within 10 days, notice of withdrawal by the Borrower or any Subsidiary from any Multi-employer Plan.

  7.18 Continued Operations. Continue at all times (i) to conduct its business and engage principally in the same or complementary line or lines of business substantially as heretofore conducted (subject to the right to dispose of assets in transactions permitted under Section 8.08 hereof) and (ii) preserve, protect and maintain free from Liens (other than Liens permitted under Section 8.07 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or useful in the conduct of its operations.

  7.19 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.14 hereof.

  7.20 New Subsidiaries. Simultaneously with the acquisition or creation of any Subsidiary (other than a Securitization Subsidiary), or upon any previously existing Persons becoming a Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following:

       (i) a Guaranty executed by such Subsidiary, with appropriate insertions of identifying information and such other changes to which the Agent may consent in its discretion;

       (ii) an opinion of counsel to such Subsidiary dated as of the date of delivery of the Guaranty provided in the foregoing clause (i) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent and substantially similar to the opinions of counsel to the Guarantors delivered on the Closing Date to the Lenders pursuant to Section 5.01 hereof; and

       (iii) current copies of the charter or other organizational documents and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, or appropriate committees thereof (and, if required by such charter or other organizational documents, bylaws or by applicable laws, of the shareholders) of such Subsidiary authorizing the actions and the execution and delivery of documents described in clause (i) of this Section 7.20 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such Subsidiary is Solvent as of such date and after giving effect to the Guaranty and the Security Agreement.

                              ARTICLE VII

                          Negative Covenants

  Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

  8.01 Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than (i) $430,000,000 at the Closing Date and until (but excluding) the last day of the fiscal quarter immediately following the fiscal quarter in which the Closing Date occurs, and (ii) as at the last day of the fiscal quarter immediately following the fiscal quarter in which the Closing Date occurs and of each succeeding fiscal quarter of the Borrower (each such fiscal quarter in which such last day occurs being a "Prior Period") and until (but excluding) the last day of the fiscal quarter of the Borrower immediately following the Prior Period, the sum of (A) the amount of Consolidated Net Worth required to be maintained pursuant to this Section 8.01 during the Prior Period plus
(B) an amount equal to one hundred percent (100%) of the Net Proceeds of each sale of capital stock or other equity interest (including those instruments and securities exchangeable, convertible or exercisable into capital stock or other equity interests) in the Borrower or any Subsidiary during the Prior Period, plus (C) an amount equal to fifty percent (50%) of Consolidated Net Income of the Borrower and its Subsidiaries (without deduction for any negative Consolidated Net Income) during the Prior Period.

  8.02 Consolidated Senior Indebtedness to Consolidated Capitalization. Permit at any time during the periods set forth below the ratio of Consolidated Senior Indebtedness to Consolidated Capitalization to be greater than the ratios set forth opposite the following respective periods:

                   Period                                     Ratio

 Closing Date through Fiscal Year End 1996               .50 to  1.00
 At all times after Fiscal Year End 1996                 .40 to  1.00

       8.03 Consolidated Fixed Charge Ratio. Permit, at any time during any Four-Quarter Period of the Borrower ending during the periods set forth below, the Consolidated Fixed Charge Ratio for such Four Quarter Period to be equal to or less than the ratios set forth opposite the respective periods below:

                      Period                                     Ratio

       Closing Date through Fiscal Year End 1996            1.25 to 1.00
       At all times after Fiscal Year End 1996              1.50 to 1.00

  8.04 Capital Expenditures. Make or become committed to make in the aggregate during any Fiscal Year Capital Expenditures greater than $100,000,000; provided however, such determination shall be made on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be carried forward and expended in a subsequent Fiscal Year.

  8.05 Consolidated Funded Indebtedness to EBITDA. Permit at any time the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the Four Quarter Period most recently ended to be equal to or greater than the following ratios set forth opposite the following periods below:

                       Period                                     Ratio
       Closing Date through Fiscal Year End 1996              4.00 to 1.00
       At all times after Fiscal Year End 1996                3.50 to 1.00

  8.06 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except

       (i) All Indebtedness existing as of the date hereof and as approved by the Lenders and as set forth in Schedule 8.06 attached hereto and incorporated herein by reference and any extension, renewal or refinancing thereof that does not increase the principal amount thereof from that existing immediately prior to such extension, renewal or refinancing; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change the interest rate payable on such Indebtedness or any terms of repayment, subordination or restrictions against incurring Liens or Indebtedness or rights of conversion, put, exchange or other rights with respect to such Indebtedness from such terms and rights as in effect on the Closing Date unless such amendments, modifications or supplements would not reasonably be expected to have an adverse effect on the Borrower, or its creditworthiness with respect to its Obligations, as determined by the Agent or, with respect to any amendment, modification or supplement changing the interest rate payable on such Indebtedness, such interest rate resulting therefrom is not greater than the market rate generally available to companies similarly situated to the Borrower;

       (ii) Indebtedness owing to the Agent or any Lenders in connection with this Agreement, any Note or other Loan Document;

       (iii) Indebtedness consisting of Rate Hedging Obligations permitted under Section 8.15 hereof;

       (iv) The endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

       (v) Notes, certificates of participation or other evidences of indebtedness issued or incurred in connection with accounts receivable securitizations transacted in the ordinary course of business and consistent with past practice of the Borrower or any Subsidiary;

       (vi) Indebtedness incurred directly by the Borrower or any Subsidiary exclusively to finance machinery, equipment and other fixed assets purchased after the Closing Date and Indebtedness incurred after the Closing Date and secured by the Borrower's or any Subsidiaries real property, provided that such Indebtedness (i) is secured, if at all, solely by a Lien permitted in accordance with Sections 8.07(iii) or (vii) hereof, (ii) shall not be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) does not in the aggregate for the Borrower and all Subsidiaries exceed the principal amount of $80,000,000 incurred during any consecutive twelve month period;

       (vii) Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary and Indebtedness of the Borrower owing to any Subsidiary; and

       (viii) Additional Indebtedness, including without limitation Indebtedness related to commercial and documentary letters of credit, standby letters of credit, or otherwise, in the aggregate amount outstanding of the Borrower and all Subsidiaries at any time (as determined by the face amount of such obligations where applicable) not to exceed $100,000,000; Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall incur any Indebtedness which qualifies as Significant Senior Indebtedness under the Parisian Indenture unless each lender or creditor of such Significant Senior Indebtedness agrees in the instrument creating, evidencing or governing such Significant Senior Indebtedness not to deliver any notice under either Section 10.2(b)(ii)(B) or Section 14.2(b)(ii)(B) of the Parisian Indenture without the prior written consent of the Agent and acknowledges in such instrument that the Lenders are relying on, are third-party beneficiaries of, and may directly enforce, such agreement.

  8.07 Liens. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than

       (i)  Liens existing as of the date hereof and as set forth in
  Schedule 6.01(g) attached hereto;

       (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

       (iii) Liens in respect of purchase money Indebtedness in connection with the acquisition of certain tangible property permitted to be incurred pursuant to Section 8.06(vi) hereof; provided that (a) the original principal balance of the Indebtedness secured by such Lien constitutes not less than 75% and not more than 100% of the purchase price of the property acquired and (b) such Lien extends only to the property acquired with the proceeds of the indebtedness so secured;

       (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

       (v) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

       (vi) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

       (vii) Liens on real property securing Indebtedness permitted under Section 8.06(vi) hereof; provided, however, that the real property securing such Indebtedness permitted under Section 8.06(vi) hereof must be appraised in connection with the incurrence of such Indebtedness and such appraisal value shall not be less than an amount equal to 133% of the original principal amount of such Indebtedness;

       (viii) Liens on accounts receivable granted in connection with the accounts receivable securitization of the Borrower or any of its Subsidiaries transacted in the ordinary course of business and consistent in purpose with past practice; and

       (ix) Liens on specific items of inventory of the Borrower or any Subsidiary granted to secure reimbursement obligations incurred with respect to documentary letters of credit issued in connection with the purchase of such inventory; provided such liens at all times remain unperfected and no such lien attaches to inventory not acquired with the credit support of such documentary letter of credit.

  8.08 Transfer of Assets. Other than as permitted in Section 8.10 hereof, sell, lease, transfer or otherwise dispose of any assets of the Borrower or any Subsidiary during any Fiscal Year, other than assets sold in the ordinary course of business and accounts receivable transferred pursuant to accounts receivable securitizations transacted in the ordinary course of business and consistent in purpose with past practice, which have an aggregate book value in excess of five percent (5%) of the book value of the consolidated total assets of the Borrower and its Subsidiaries as at the last day of the immediately preceding Fiscal Year; provided, however, such determination shall be made on a noncumulative basis, with the effect that the amount of assets not disposed of in one Fiscal Year may not be carried forward and disposed of in a subsequent Fiscal Year.

  8.09 Investments; Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that Borrower and its Subsidiaries may maintain investments or invest in

       (i)  Eligible Securities;

       (ii) investments existing as of the date hereof and as set forth in Schedule 6.01(d) attached hereto;

       (iii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

       (iv) loans and advances to and investments in Subsidiaries who are Guarantors;

       (v) loans and advances to its officers, directors and employees for any business purpose in an aggregate principal amount at any time outstanding not to exceed $1,500,000;

       (vi) other investments in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

       (vii) key man life insurance with respect to its executive officers; and

       (viii)    Permitted Acquisitions.

  8.10 Merger or Consolidation. Consolidate with or merge into any other Person, or permit any other Person to merge into it, or liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business); provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or any part of its assets into or consolidate with the Borrower or any Subsidiary wholly owned by the Borrower, (ii) the Borrower may transfer certain of its assets to any wholly owned Subsidiary of the Borrower provided that such Subsidiary shall agree at the request of the Agent to become the Borrower or a co-borrower hereunder, as determined by the Agent, and execute such documents in connection therewith as the Agent may request and (iii) any Person may merge with the Borrower, any Securitization Subsidiary or any Subsidiary wholly owned by the Borrower if the Borrower, such Securitization Subsidiary or such wholly owned Subsidiary of the Borrower, as applicable, shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder.

  8.11 Transactions with Affiliates. Other than transactions permitted under Section 8.09 hereof, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower (other than transactions with any Subsidiary wholly owned by the Borrower and transactions in the ordinary course of business and consistent with past practice with any Securitization Subsidiary), except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

  8.12 Benefit Plans. With respect to all employee pension benefit plans maintained by the Borrower or any Subsidiary:

       (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA or to any other Person exercising similar duties and functions under any Foreign Benefit Law;


       (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or a Subsidiary to a tax or penalty or other liability (a) on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA or (b) under any Foreign Benefit Law;

       (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan;

       (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

       (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the Pension Benefit Guaranty Corporation, or to any other Person exercising similar duties and functions under any Foreign Benefit Law, of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability
  (a) to the Pension Benefit Guaranty Corporation or (b) under any Foreign Benefit Law; or

       (vi) incur any withdrawal liability with respect to any Multi-employer
   Plan.

  8.13  Fiscal Year.  Change its Fiscal Year.

  8.14 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with the merger or consolidation of Subsidiaries into each other or into the Borrower pursuant to Section 8.10.

  8.15 Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except in an aggregate notional amount not to exceed the Total Revolving Credit Commitment at any time and in no event shall any Rate Hedging Obligation be incurred for speculative purposes.

  8.16 Negative Pledge Clauses. Enter into any agreement with any Person, other than the Agent and the Lenders pursuant to this Agreement, which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien, upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for (i) agreements creating Liens permitted by Section 8.07 hereof which prohibit Liens upon, but only upon, the property subject to such Lien and (ii) accounts receivable and assets directly related thereto of the Borrower and any Subsidiary which are subject to accounts receivable securitizations transacted in the ordinary course of business and consistent with past practice of the Borrower or any Subsidiary; provided, however, in no event shall the Borrower or any Subsidiary be prohibited or limited from incurring any Lien on inventory.

                             ARTICLE VIII

                  Events of Default and Acceleration

  9.01 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

  (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III hereof, at maturity, by acceleration or otherwise; or

  (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees for other amounts payable to the Lenders, the Agent or NationsBank under the Loan Documents on the date on which the same shall be due and payable; or

  (c) if default shall be made in the performance or observance of any covenant set forth in Sections 7.06, 7.07(a) (to the extent not covered in (a) or (b) above), 7.08, 7.11, 7.18, 7.19 or Article VIII hereof; or

  (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Agent and the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent or any Lender); or

  (e) (i) if a default shall occur, which is not waived, (A) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary which Indebtedness is in an amount not less than $250,000 in the aggregate outstanding and includes without limitation any of the Consolidated Subordinated Debt, or (B) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness, including without limitation any of the Consolidated Subordinated Debt, may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness, including without limitation any of the Consolidated Subordinated Debt, to accelerate the maturity thereof or, without limitation of the foregoing, any such default under clause (i) shall result in acceleration of the Parisian Senior Subordinated Notes; or (ii) if any of the Parisian Notes are repurchased pursuant to Section
3.14 of the Parisian Indenture or if any of the Convertible Subordinated Debentures are repurchased pursuant to Article Fourteen of the Convertible Subordinated Debentures Indenture; or

  (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Guarantor pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given or made or deemed given or made; or

  (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, federal, state or foreign; or

  (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bank-ruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, which petition is not dismissed within thirty (30) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within thirty (30) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

  (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $250,000 is rendered against the Borrower or any Subsidiary, or
(ii) there is any attachment, injunction or execution against any of the Borrower's or any Subsidiary's properties for any amount in excess of $250,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

  (j) if the Borrower or any Subsidiary shall, other than as permitted under Section 8.08 hereof or in the ordinary course of business (as determined by past practices), suspend (other than for a period not to exceed twenty (20) days by reason of force majeure) all or any part of its operations material to the conduct of the business of the Borrower or such Subsidiary, taken as a whole; or

  (k) if (i) the Borrower or any Subsidiary shall engage in any prohibited transaction (as described in Section 8.12(ii) hereof), which is not subject to a statutory or administrative exemption, involving any employee pension benefit plan of the Borrower or any Subsidiary,
(ii) any accumulated funding deficiency (as referred to in Section 8.12(iv) hereof), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a reportable event (as referred to in Section 8.12(v) hereof) (other than a reportable event for which the statutory notice requirement to the Pension Benefit Guaranty Corporation has been waived by regulation) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which reportable event or institution or proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, and in the case of such a reportable event, the continuance of such reportable event shall be unremedied for sixty (60) days after notice of such reportable event pursuant to Section 4043(a), (c) or (d) of ERISA is given, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, and such termination results in a material liability of the Borrower or any Subsidiary to such Single Employer Plan or the Pension Benefit Guaranty Corporation,
(v) the Borrower or any Subsidiary shall withdraw from a Multi-employer Plan for purposes of Title IV of ERISA, and, as a result of any such withdrawal, the Borrower or any Subsidiary shall incur withdrawal liability to such Multi-employer Plan, or (vi) any other event or condition shall occur or exist; and in each case in clauses (i) through
(vi) of this Section 9.01(k), such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Subsidiary to any tax, penalty or other liabilities; or

  (l) if the Borrower or any Subsidiary shall breach any of the terms or conditions of any Swap Agreement and such breach shall continue beyond any grace period, if any, relating thereto pursuant to its terms, or the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any Swap Agreement or any of its Rate Hedging Obligations thereunder; or

  (m) if there shall occur any "Event of Default" as defined in any of the Loan Documents; or

  (n) if the Borrower shall become a party to or the subject of any agreement, transaction or related series of transactions pursuant to or as a result of which any Person or group of Persons acting in concert acquires voting control, directly or indirectly, whether by tender offer or in one or more negotiated block or market transactions, of more than twenty percent (20%) of the shares of the issued and outstanding capital stock of any class of the Borrower;then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

            (A)  either or both of the following actions may be taken:
       (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or issue Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwith-standing; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to lend and issue Letters of Credit hereunder shall automatically terminate and automatically any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

            (B) The Borrower shall, upon demand of the Agent or the Required Lenders, and automatically upon the occurrence of an Event of Default under clause (g) or (h) above, deposit cash with the Agent in an amount equal to the amount of any outstanding Letters of Credit remaining undrawn or unpaid, as collateral security pursuant to the LC Account Agreement for the repayment of any future drawings or payments under such Letters of Credit; and

            (C) the Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

  9.02 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

  9.03 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

  9.04 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

  9.05 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:

       (i) amounts due to NationsBank and the Lenders pursuant to Sections 2.12, 3.02(f), 3.03, 7.15, 11.05 and 11.10 hereof;

       (ii) amounts due to (A) NationsBank pursuant to Section 3.04 hereof, and (B) to NationsBank and/or the Agent pursuant to Section
  2.16 hereof;

       (iii)     payments of interest on Loans and Reimbursement
  Obligations, to be applied for the ratable benefit of the Lenders;

       (iv) payments of principal on Loans and Reimbursement
  Obligations, to be applied for the ratable benefit of the Lenders;

       (v) payment of cash amounts to the Agent in respect of Outstanding Letters of Credit pursuant to Section 9.01(B) hereof;

       (vi) payment of Obligations owed a Lender or Lenders pursuant to Swap Agreements on a pro rata basis according to amounts owed;

       (vii) payments of all other amounts due under this Agreement, if any, to be applied for the ratable benefit of the Lenders; and

       (viii) any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

                              ARTICLE IX

                               The Agent

  10.01 Appointment. Each Lender (including NationsBank in its capacity as maker of Swing Line Loans and as issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

  10.02 Attorneys-in-fact. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence, gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

  10.03 Limitation on Liability. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Borrower to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

  10.04 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

  10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Representative or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.
The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

  10.06 No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

  10.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting any obligations of the Borrower or any Subsidiary so to
do), including its employees, directors, officers and agents, ratably according to the respective principal amount of the Notes and Participations held by them (or, if no Notes or Participations are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, including its employees, directors, officers and agents, in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the trans-actions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the final payment in full of the Obligations and the termination of this Agreement.

  10.08 Lender. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

  10.09 Resignation. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint, with the consent, so long as there shall not have occurred and be continuing a Default or Event of Default, of the Borrower, which consent shall not be unreasonably withheld, a successor Agent for the Lenders, which successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $250,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and canceled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and, if applicable, the Borrower cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this Section 10.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however that in such event all provisions of this Agreement and the Loan Documents shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

  10.10 Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, or by reason of the exercise of the subordination terms under any of the Consolidated Subordinated Debt, obtain payment with respect to its Obligations (other than pursuant to Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this
Section 10.10 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitment after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Revolving Credit Loans and Reimbursement Obligations, as the case may be. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 10.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                               ARTICLE X

                             Miscellaneous

  11.01  Assignments and Participations.

  (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and the Borrower, which consents shall not be unreasonably withheld (it being understood that consent may be withheld by the Borrower if such assignment would subject the Borrower to the payment of any additional amounts pursuant to the provisions of Section
4.06 hereof), assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Note payable to its order); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Revolving Credit Loans and Participations) under this Agreement, (ii) for each assignment involving the issuance and transfer of a Note, the assigning Lender shall execute an Assignment and Acceptance and the Borrower hereby consents to execute a replacement Note or Notes to give effect to the assignment, (iii) the minimum Revolving Credit Commitment which shall be assigned is $10,000,000 or if such Lender's existing Revolving Credit Commitment is less than $10,000,000, the entire amount of such Lender's Revolving Credit Commitment (together with which the assigning Lender's applicable portion of Participations and the Letter of Credit Commitment shall also be assigned), (iv) such assignee shall have an office located in the United States, (v) an assignment (other than an assignment of 100% of its interest) by NationsBank shall not include any portion of the Swing Line or obligation to issue Letters of Credit, and (vi) no consent of the Borrower or Agent shall be required in connection with any assignment by a Lender to an Affiliate thereof or to another Lender. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and a holder of such Notes and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from that portion of its obligations under this Agreement applicable to the rights so assigned. No assignee shall have the right to further assign its rights and obligations pursuant to this Section 11.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $2,500.00.

  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Section 6.01(f) or Section 7.01, as the case may be, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Notes.

  (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

  (e) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

  (f) If, pursuant to this Section 11.01, any interest in this Agreement or any Note is transferred to any assignee Lender which is organized under the laws of any jurisdiction other than the United States or any state thereof, the assigning Lender shall cause such assignee Lender, concurrently with the effectiveness of such transfer,
(i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assigning Lender with respect to any payments to be made to such assignee Lender in respect of the Loans and (ii) to furnish to the assigning Lender, the Agent and the Borrower such certificates, documents and other evidence as required to comply with the penultimate paragraph of Section 4.06 hereof, the Agent and the Borrower), and the assignee Lender shall comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

  (g) Each Lender may sell participations at its expense to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Notes issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $1,000,000 and, in the case of a participation in the Revolving Credit Facility, shall include an allocable portion of such Lender's Participation, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of any Note, (B) reduce the interest rate hereunder, (C) increase the Revolving Credit Commitment of the Lender granting the participation other than as permitted by Section 2.10 or (D) release any Guarantor, and (vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

  11.02 Notices. All notices shall be in writing, except as to telephonic notices expressly permitted or required herein, and written notices shall be delivered by hand delivery, telegram, telex, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against (except as to telephonic or telefacsimile notice) receipt therefor or, in the case of telex, verification by return) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

  (a)  if to the Borrower:

            Proffitt's, Inc.
            3455 Highway 80 West
            Jackson, Mississippi 39209
            Attention:  Chief Financial Officer
            Telephone:  (601) 968-4243
            Telefacsimile:  (601) 968-5320

            with copies to:

            Butler, Snow, O'Mara, Stevens & Cannada
            Deposit Guaranty Plaza, 17th Floor
            210 East Capitol
            Jackson, Mississippi 39201
            Attention:  Don B. Cannada, Esq.
            Telephone:  (601) 948-5711
            Telefacsimile:  (601) 949-4555

            and to:

            Sommer & Barnard
            4000 Bank One Tower
            111 Monument Circle
            Indianapolis, Indiana  46204
            Attention:  Jim Strain, Esq.
            Telephone:  (317) 630-5910
            Telefacsimile: (317) 236-9802

  (b)  if to the Agent:

            NationsBank of Texas, National Association
            NationsBank Plaza
            901 Main Street
            67th Floor
            Dallas, Texas 75202
            Attention: Ms. Renitta Cummings, Agency Services
            Telephone: (214) 508-2133
            Telefacsimile: (214) 508-2515

            with a copy to:

            NationsBank, N.A. (South)
            600 Peachtree Street, N.E.
            21st Floor
            Atlanta, Georgia 30308-2213
            Attention:  Shawn Welch
            Telephone:  404-607-5530
            Telefacsimile:  404-607-6467

  (c)  if to NationsBank in its capacity as issuer of the Letters of
       Credit:

            NationsBank of Texas, National Association
            NationsBank Plaza
            901 Main Street
            9th Floor
            Dallas, Texas 75202
            Attention: Sandy Bohanon,
                       Letter of Credit Department
            Telephone: (214) 508-2285
            Telefacsimile: (214) 508-2543

  (d)  if to the Lenders:

            At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

  11.03 Setoff. The Borrower agrees that the Agent and each Lender shall have a lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

  11.04 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of the Obligations remain outstanding or any Lender has any commitment hereunder. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement, the Notes and the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

  11.05 Expenses. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement, waiver, or modification to, this Agreement or any of the other Loan Documents (including travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent,
(b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement, workout or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents and (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents.

  11.06 Amendments. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Borrower and the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification or waiver

       (i)  which changes, extends or waives any provision of Section
  10.10 or this Section 11.06, the amount of or the due date of any scheduled installment of or the rate of interest or determination of any fee payable on or in connection with any Obligation, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder, which increases, decreases or extends the Revolving Credit Termination Date or the Revolving Credit Commitment or the Letter of Credit Commitment of any Lender or which releases any Guarantor or any material amount of collateral in which a Lien is granted to the Agent for the benefit of the Lenders shall be effective unless in writing and signed by each of the Lenders; provided, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 9.01(g) or (h)); or

       (ii) which affects the rights, privileges, immunities or indemnities of the Agent shall be effective unless in writing and signed by the Agent.Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

  11.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

  11.08 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably and finally paid in full; without limitation of the foregoing, the provisions of Sections 4.04, 4.06, 7.15, 10.7, 11.05 and 11.10 shall survive the termination of this Agreement and the Loan Documents. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment pursuant to the Loan Documents of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

  11.09 Governing Law. All documents executed pursuant to the transactions contemplated herein, including, without limitation, this Agreement and each of the Loan Documents shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of Tennessee. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts of Tennessee for the purposes of resolving disputes hereunder or for the purposes of collection.

  11.10 Indemnification. (a) In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Letter of Credit Commitments and the Revolving Credit Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to the financing contemplated hereby or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or supported by any Letter of Credit, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the gross negligence or willful misconduct of such Indemnified Party or an officer, director, employee or agent of such Indemnified Party, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Neither any Lender nor the Agent shall be liable to the Borrower, its directors or stockholders with respect to the financing contemplated hereby except for their gross negligence or wilful misconduct and then only for actual and not consequential damages.

  (b) If a claim is to be made by a party entitled to indemnification under this Section 11.10 or Section 7.15 against the Borrower, the Indemnified Party shall give written notice to the Borrower promptly after the Indemnified Party receives actual notice of any claim, action, suit, loss, cost, liability, damage or expense incurred or instituted for which the indemnification is sought. If requested by Borrower in writing, and so long as no Default or Event of Default shall have occurred and be continuing, such Indemnified Party shall contest at the expense of the Borrower the validity, applicability and/or amount of such suit, action, or cause of action to the extent such contest may be conducted in good faith on legally supportable grounds. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 20 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will relieve the Borrower from liability hereunder only if and to the extent that such failure results in the forfeiture by the Borrower of any substantive rights or defenses. The Indemnified Party shall control the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice to handle and defend the same, at the Borrower's cost, risk and expense; provided, however, that the Borrower may, at its own cost participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Borrower has acknowledged to the Indemnified Party its obligation to indemnify hereunder, the Indemnified Party, so long as no Default or Event of Default shall have occurred and be continuing, shall not settle such lawsuit or enforcement action without the prior written consent of the Borrower and, if the Borrower has not so acknowledged its obligation, the Indemnified Party shall not settle such lawsuit or enforcement action without giving twenty (20) days' prior written notice of such settlement and its terms to the Borrower.

  11.11 Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

  11.12 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

  11.13 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

  11.14 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

  11.15 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under Tennessee law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.
Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

  11.16 Confidentiality. Except as provided in Section 7.01(f) hereof, each Lender shall hold all Confidential Information obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature but may, in any event, make disclosures of such Confidential Information (i) reasonably required in connection with the contemplated transfer or assignment of any of the Loans or Participations, (ii) to such Lender's affiliates and its officers, directors, employees, agents, counsels, accountants, and advisors and then only on a confidential and a "need to know" basis, (iii) as required by any law, rule or regulation or by judicial process, (iv) to the Agent and other Lenders, or (v) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any subpoena issued thereto by any Governmental Authority for disclosure of such information.

  11.17 Status of Debt. Each party hereto agrees that the Revolving Credit Facility, the Letter of Credit Facility, all Swing Line Loans and all Outstandings are hereby

       (i) specifically designated as "Significant Senior Indebtedness," "Parent Senior Indebtedness" and as "Significant Parent Senior Indebtedness" for all purposes of the Parisian Indenture and are to be afforded all rights of, and terms applicable to, Significant Senior Indebtedness and Significant Parent Senior Indebtedness, Parent Senior Indebtedness under the terms of the Parisian Indenture, including without limitation subordination of the Parisian Senior Subordinated Notes and of the Parent Guarantee (as defined in the Parisian Indenture); and

       (ii) determined to be "Senior Indebtedness" as defined in and for all purposes of the Convertible Subordinated Debentures Indenture and the Junior Subordinated Debentures and are to be afforded all rights of, and terms applicable to, Senior Indebtedness under the terms of the Convertible Subordinated Debentures Indenture and the Junior Subordinated Debentures, including without limitation subordination of the Convertible Subordinated Debentures and the Junior Subordinated Debentures.

  11.18 Simultaneous Closings. For all purposes herein, the closing of the Parisian Acquisition and the closing of this Agreement shall be deemed to occur simultaneously on the Closing Date and Parisian shall be deemed to be a Subsidiary of the Borrower for all purposes of this Agreement and each other Loan Document.

  11.19 Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.

                   [Signatures on following pages.]

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

                           PROFFITT'S, INC.


                           By:
                           Title:
ATTEST:
_________________________
_______ Secretary


(Seal)
                           NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION, as Agent for the Lenders


                           By:
                           Title: Vice President

                           NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION


                           By:
                           Title: _______  Vice President

                           Lending Office:

                           NationsBank of Texas,
                            National Association
                           NationsBank Plaza
                           901 Main Street
                           67th Floor
                           Dallas, Texas 75202
                           Attention: Ms. Renitta Cummings,
                                     Agency Services
                           Telephone: (214) 508-2133
                           Telefacsimile: (214) 508-2515

                           Wire Transfer Instructions:
                           NationsBank of Texas,
                            National Association
                           ABA# 111000025
                           Reference:  Proffitt's, Inc.
                           Account No.: 1292000883
                           Attention: Credit Services


                          NATIONAL CITY BANK, KENTUCKY


                           By:
                           Title: __________ Vice President

                           Lending Office:

                           National City Bank, Kentucky
                           101 South 5th Street
                           8th Floor
                           Louisville, Kentucky 40202
                           Attention: Mr. Kevin L. Anderson,
                                     Vice President
                           Telephone: (502) 581-7894
                           Telefacsimile: (502) 581-5122

                           Wire Transfer Instructions:
                           National City Bank, Kentucky
                           ABA# 083-000-056
                           Reference: Proffitt's, Inc.
                           Account No.:
                           Attention: Ms. Mary Vincent,
                           Commercial Loan Operations

                           SOUTHTRUST BANK OF ALABAMA, N.A.


                           By:
                           Title:

                           Lending Office:

                           SouthTrust Bank of Alabama, N.A.
                           420 N. 20th Street
                           11th Floor
                           Regional Banking
                           Birmingham, Alabama 35203
                           Attention: Mr. Larry Murff,
                                     Asst. Vice President
                           Telephone: (205) 254-5761
                           Telefacsimile: (205) 254-5022

                           Wire Transfer Instructions:
                           SouthTrust Bank of Alabama, N.A.
                           ABA# 062000080
                           Reference: Proffitt's, Inc.
                           Attention: Ms. Kelly Liner
                           DG BANK DEUTSCHE
                           GENOSSENSCHAFTSBANK
                           Cayman Islands Branch


                           By:
                           Title:

                           By:
                           Title:

                           Lending Office:

                           DG Bank
                           c/o DG Atlanta
                           1 Peachtree St.
                           303 Peachtree Ctr.
                           Suite 2900
                           Atlanta, Georgia 30308
                           Attention: Mr. Bill Bartlett
                           Telephone: (404) 524-3966
                           Telefacsimile: (404) 524-4006

                           Wire Transfer Instructions:
                           DG Bank
                           via CHIPS SYSTEM
                           ABA# 845
                           Reference: Proffitt's, Inc.
                           Routing/Account No.: 026008455
                           Attention: Mr. Bill Bartlett
                           DEPOSIT GUARANTY NATIONAL BANK


                           By:
                           Title: Senior Vice President

                           Lending Office:

                           Deposit Guaranty National Bank
                           210 East Capitol St.
                           Jackson, Mississippi 39201
                           Attention: Mr. Larry C. Ratzlaff
                           Telephone: (601) 968-4749
                           Telefacsimile: (601) 354-8315

                           Wire Transfer Instructions:
                           Deposit Guaranty National Bank
                           ABA# 065305436
                           Account No.: 7171416
                           Reference: Proffitt's, Inc.
                           Attention: Ms. Addie Bates
                           Loan Closing

                           FIRST TENNESSEE BANK NATIONAL ASSOCIATION


                           By:
                           Title: Senior Vice President

                           Lending Office:

                           First Tennessee Bank National
                            Association
                           165 Madison Ave.
                           6th Floor Main Office
                           Memphis, Tennessee 38103
                           Attention: Mr. Jim Chapman
                           Telephone: (901) 523-4273
                           Telefacsimile: (901) 523-4633

                           Wire Transfer Instructions:
                           First Tennessee Bank National Association
                           ABA# 084000026
                           Account No.: 1141746870
                           Reference: Proffitt's, Inc.
                           Attention: Ms. Deborah Johnson
                                       ext.4188

                           THE BANK OF NOVA SCOTIA


                           By:
                           Title: Relationship Manager

                           Lending Office:

                           The Bank of Nova Scotia
                           600 Peachtree Street
                           Suite 2700
                           Atlanta, Georgia 30308
                           Attention: Mr. Patrick M. Brown
                           Telephone: (404) 877-1506
                           Telefacsimile: (404) 888-8998

                           Wire Transfer Instructions:
                           The Bank of Nova Scotia
                           ABA# 026002532
                           Account No.: 0606634
                           Reference: Proffitt's, Inc.
                           Attention: Atlanta Agency

                           AMSOUTH BANK OF ALABAMA


                           By:
                           Title: Vice President

                           Lending Office:

                           AmSouth Bank of Alabama
                           1900 5th Avenue North
                           7th Floor
                           Birmingham, Alabama 35288
                           Attention: Ms. Therese Sheehy
                           Telephone: (205) 326-1506
                           Telefacsimile: (205) 583-4436

                           Wire Transfer Instructions:
                           AmSouth Bank of Alabama
                           ABA# 062000019
                           Account No.: Corporate Clearing
                                        acct #001102450400100
                           Reference: Proffitt's, Inc.
                           Attention: Wendy Campbell

                           BANK OF AMERICA ILLINOIS


                           By:
                           Title: Vice President

                           Address for Notices:
                           Bank of America Illinois
                           1230 Peachtree Street
                           Suite 3800
                           Atlanta, Georgia 30309
                           Attention: Ms. Michelle Kacergis
                           Telephone: (404) 249-6906
                           Telefacsimile: (404) 249-6938

                           Lending Office:
                           Bank of America Illinois
                           231 S. LaSalle St., 200/9
                           Chicago, IL  60697
                           Telephone:  (312) 828-6568
                           Telefacsimile:  (312) 974-9626

                           Wire Transfer Instructions:
                           Bank of America Illinois
                           ABA# 071000039
                           Account No.: 47-03421
                           Reference: Proffitt's, Inc.
                           Attention: BAI Interbank Account

                           HIBERNIA NATIONAL BANK


                           By:
                           Title: National Accounts Representative

                           Lending Office:

                           Hibernia National Bank
                           313 Carondelet Street
                           New Orleans, Louisiana 70130
                           Attention: Ms. Katharine Gonzalez
                           Telephone: (504) 533-3044
                           Telefacsimile: (504) 533-5344

                           Wire Transfer Instructions:
                           Hibernia National Bank
                           ABA# 065000090
                           Account No.:0520-36615
                           Reference: Proffitt's, Inc.
                           Attention: Pamela Madere

                           FIRST AMERICAN NATIONAL BANK


                           By:
                           Title: Vice President

                           Lending Office:

                           First American National Bank
                           6000 Poplar Ave.
                           Suite 300
                           Memphis, Tennessee
                           Attention: Mr.William R. Stutts
                           Telephone: (901) 762-5675
                           Telefacsimile: (901) 762-5665

                           Wire Transfer Instructions:
                           First American National Bank
                           ABA# 064000017
                           Account No.:0901256
                           Reference: Proffitt's, Inc.
                           Attention: Frenisa Joy

                           NORWEST BANK IOWA, N.A.


                           By:
                           Title: Vice President

                           Lending Office:

                           Norwest Bank Iowa, N.A.
                           M.S. 4019
                           7th & Walnut
                           Des Moines, Iowa 50309
                           Attention: Mr. Douglas C. Barclay
                           Telephone: (515) 245-3016
                           Telefacsimile: (515) 245-3128

                           Wire Transfer Instructions:
                           Norwest Bank Iowa, N.A.
                           ABA# 073000228
                           Account No.:____________
                           Reference: Proffitt's, Inc.
                           Attention: Tammy Gregory or Teresa Harper

                           THE FIRST NATIONAL BANK OF CHICAGO


                           By:
                           Title: Managing Director

                           Lending Office:

                           The First National Bank of Chicago
                           One First National Plaza
                           Suite 0086
                           Chicago, Illinois 60670
                           Attention: Mr. Paul Rigby
                           Telephone: (312) 732-6132
                           Telefacsimile: (312) 732-8587

                           Wire Transfer Instructions:
                           The First National Bank of Chicago
                           ABA# 071000013
                           Account No.:7521-7653
                           Reference: Proffitt's, Inc.
                           Attention: Karen Hannusch

                           CREDIT LYONNAIS ATLANTA AGENCY


                           By:
                           Title: Vice President

                           Credit Lyonnais Atlanta Agency
                           303 Peachtree St., NE
                           Suite 4400
                           Atlanta, Georgia 30308
                           Attention: Christina Earnshaw
                           Telephone: (404) 524-3700
                           Telefacsimile: (404) 584-5249

                           CREDIT LYONNAIS NEW YORK BRANCH
                           By:_______________________________
                           Title: Senior Vice President

                           Credit Lyonnais New York Branch
                           1301 Ave. of the Americas
                           18th Floor
                           New York, New York 10019
                           Attention: Robert Ivosevich
                           Telephone: (212) 261-7130
                           Telefacsimile: (212) 459-3360

                           Wire Transfer Instructions:
                           Credit Lyonnais
                           ABA#0260-0807-3
                           Account No.: 01-24173.0001.00
                           Reference: Proffitt's, Inc.
                           Attention: Loan Servicing

                               EXHIBIT A

                     Revolving Credit Commitments


Lender                                      Revolving Credit Commitment

NationsBank of Texas, National Association    $       35,000,000
Bank of America Illinois                      $       23,000,000
The Bank of Nova Scotia                       $       23,000,000
Credit Lyonnais Atlanta Agency                $       23,000,000
First Tennessee Bank National Association     $       23,000,000
Hibernia National Bank                        $       23,000,000
SouthTrust Bank of Alabama, N.A.              $       23,000,000
AmSouth Bank of Alabama                       $       20,000,000
Deposit Guaranty National Bank                $       14,000,000
DG Bank Deutsche Genossenschaftsbank
  Cayman Islands Branch                       $       14,000,000
The First National Bank of Chicago            $       14,000,000
National City Bank, Kentucky                  $       14,000,000
Norwest Bank Iowa, N.A.                       $       14,000,000
First American National Bank                  $       12,000,000

     Total Revolving Credit Commitment        $      275,000,000